                                                                    EXHIBIT 2.13

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated as of this 12th day of January, 2006, is made and entered into by and between AHC ACQUISITIONS, INC., a Delaware corporation ("Purchaser"), and the entities listed on Exhibit A-1 (collectively, "Seller").

                                    RECITALS

     A. Seller owns and operates certain assisted living, independent living and skilled nursing facilities located in the States of Florida, Georgia and Tennessee, together with the real property and all appurtenances thereto, all as more particularly described on Exhibit B-1 (the "Owned Facilities"). Each Owned Facility is licensed, to the extent required, for the number of nursing home beds and assisted living units, respectively, as set forth on Exhibit B-1.

     B. Seller leases certain assisted living and independent living facilities located in the States of Alabama, California, Delaware, Florida, Louisiana, Ohio, Tennessee, Virginia and Washington, together with the real property and all appurtenances thereto, all as more particularly described on Exhibit C-1 (the "Leased Facilities"). Each Leased Facility is licensed, to the extent required, for the number of assisted living units as set forth on Exhibit C-1 (the Owned Facilities and the Leased Facilities are sometimes referred to herein individually as a "Facility" and collectively as the "Facilities").

     C. The parties hereto desire to enter into this Agreement pursuant to which Purchaser will purchase from Seller, and Seller will sell, convey, transfer and assign to Purchaser, the following, hereinafter collectively referred to as the "Assets":

               (i) Seller's fee simple title in and to the real property on which the Owned Facilities are located (the "Owned Real Property"), and Seller's leasehold estate and all other rights, title and interest of Seller (including without limitation any options to purchase or rights of first refusal) in and to the real property on which the Leased Facilities are located (the "Leased Real Property", which together with the Owned Real Property, is sometimes referred to herein collectively as the "Real Property");

               (ii) all buildings, structures, facilities, amenities, driveways, walkways, parking lots and other improvements owned by Seller and located on the Real Property (collectively, the "Improvements");

               (iii) all right, title and interest of Seller in and to any alleys, strips or gores adjoining the Real Property, any easements, rights of way or other interests in, on, under or to, any land, highway, street, road or right of way, open or proposed, in, under, across, abutting or benefiting the Real Property, and any pending or future action for condemnation, eminent domain or similar proceeding, or for any damage to the Real Property by reason of a change of grade thereof, and all other accessions, appurtenant rights, and privileges of Seller in and to the Real Property and the Improvements (collectively, the "Appurtenances");

               (iv) all furniture, fixtures, furnishings, vehicles and equipment located at the Facilities (collectively, the "FF& E");

               (v) all supplies, inventory, consumables, perishable and nonperishable food products, and other similar tangible property used in the operation of the Real Property and the Facilities (collectively, the "Inventory");

               (vi) all Tenant Leases and Personal Property Leases (as defined in Section 2.10 below);

               (vii) the Assumed Contracts (as defined in Section 5.3 below);

               (viii) all Patient Care Contracts and all Residential Leases (as defined in Section 2.7(b) below);

               (ix) to the extent Seller's interest is assignable pursuant to applicable law and to the extent Purchaser in its sole discretion elects to assume the same, all licenses, permits, approvals, provider agreements and certificates of need (to the extent Purchaser or its nominee(s) elect(s) to assume same);

               (x) all right, title and interest of Seller in and to any trade names and all variations thereof, all architects and engineers plans and specifications, all deposits, all marketing materials, telephone and facsimile numbers relating to the Facilities (including all "800" numbers), all post office box addresses associated with the Facilities, all software or other computer programs used in the connection with the operation of the Facilities which are by their terms assignable and all patient records and reports, and all books and records of Seller relating to the Facilities and the operations thereof; and

               (xi) any and all other items of tangible and intangible personal property owned or leased by Seller and used in connection with the use, operation and maintenance of the Real Property and the Facilities (collectively, the "Personal Property"), and all goodwill of Seller associated with the businesses operated at the Facilities (the "Business").

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I.
                                PURCHASE AND SALE

     1.1 Transfer of Assets. For the consideration hereinafter provided, Seller, in accordance with the terms and subject to the conditions hereof, shall convey, transfer and assign to Purchaser at Closing (as defined below), and Purchaser shall purchase from Seller, the Assets. Notwithstanding anything to the contrary contained herein, the Assets shall not include the following items (collectively, the "Excluded Assets"):

          (a) All bank accounts, cash, cash equivalents, securities and accounts receivable (but only to the extent relating to periods prior to the Closing), (including third party settlements) prepaid accounts (subject to the provisions of Section 10.5), real estate tax and insurance escrows under loans (but only to the extent such escrows do not relate to periods prior to the Closing) and choses of action;

          (b) All sums relating to Medicare or Medicaid rate adjustments relating to periods prior to Closing;

          (c) Refunds, rebates and dividends paid in respect of workers compensation or other insurance premiums paid by Seller relating to periods prior to the Closing Date, and refunds and additional recoveries by or payments to Seller from any person for services, goods or supplies which were provided by such person to Seller prior to the Closing Date;

          (d) Seller's financial books and records, organizational documents, minute books and other books and records relating to the maintenance and operations of Seller as a legal entity;

          (e) Those certain contracts set forth on Schedule 1.1(e), which do not include the Assumed Contracts (as defined in Section 1.6); and

          (f) Those additional items set forth on Schedule 1.1 attached hereto.

     1.2 Closing.

          (a) General. Unless this Agreement shall have been terminated pursuant to an express right to terminate, as herein provided, the closing hereunder shall occur at 10:00 a.m. EST on March 31, 2006; provided, however, the closing may be extended as a result of the failure of the conditions precedent pursuant to, and in accordance with, the provisions of Article VIII and IX and may also be extended as to some of the Facilities pursuant to, and in accordance with, the provisions of Section 12.18 of this Agreement, or as elsewhere provided in this Agreement. The closing for any Facility hereunder is hereinafter referred to as the respective "Closing" for such Facility, and the date on which such Closing occurs is hereinafter referred to as the respective "Closing Date" for such Facility. The parties agree that there may be multiple Closings and Closing Dates pursuant hereto, and in each case in which such defined terms are used in this Agreement, such terms shall refer to the respective Closing Date and Closing for the respective Assets and Facilities for which the consummation of the transactions contemplated hereby are occurring. All Closings hereunder shall be effective as of 11:59:59 p.m. on the respective Closing Date. On each Closing Date, all executed documents required from Seller under Section 10.1(a) (the "Seller Documents") and from Purchaser under Section 10.1(b) (the "Purchaser Documents") in order to effectuate the consummation of the Closing with respect to the applicable Facility shall be delivered to the offices of Williams Mullen P.C., Virginia Beach, Virginia, or at such other date, time and place as the parties hereto may determine by reasonable consent taking into account the relative location of the parties and any lenders. In the event that there is more than one Closing pursuant hereto, then the Purchase Price (as hereinafter defined) and the Deposits (as hereinafter defined) shall be paid and applied pro rata in accordance with Schedule 1.7 and all pro rations and adjustments shall be applied only with respect to the portion of the Assets to which they relate, and at Closing, the applicable cash portion of the Purchase Price shall be wire transferred by Purchaser to the Escrow Agent, as defined below, on or before the Closing Date. In addition, in the event that Seller's portion of the Purchase Price is not delivered to Seller's account by 2:00 P.M. Eastern Standard Time on or before the day after the Closing Date for the respective portion of the Assets, then that respective portion of the Purchase Price shall be increased by the Per Diem Amount for each day until Seller has received such funds by 2:00 P.M. Eastern Standard Time. The Per Diem Amount shall equal the product obtained by multiplying (i) the difference obtained by subtracting the Assumed Debt (if applicable) from the Purchase Price by (ii) seven percent (7%) divided by 365.

          Notwithstanding the foregoing, Seller may deliver all of the Seller Documents required hereunder with respect to the Closing to the Title Company, as escrow agent (the "Escrow Agent") and/or Purchaser's counsel on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by mail or overnight courier.

          Notwithstanding the foregoing, Purchaser may deliver all of the Purchaser Documents required hereunder with respect to the Closing to the Escrow Agent and/or Seller's counsel on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of such Closing) by mail or overnight courier.

     1.3 Purchase Price. The purchase price for the Assets shall be One Hundred Twenty-Three Million Nine Hundred and Seventy-Three Thousand Two Hundred and Eighty-Five Dollars ($123,973,285.00), plus the actual book value of the Inventory on Seller's books and records as of December 31, 2005, not to exceed $189,150.00 in the aggregate, all subject to the prorations and further adjustments as provided for in this Agreement; provided, however, that if the Required Consents (as hereinafter defined) of the landlord(s) are not obtained pursuant to the terms hereof so as to transfer, assign and convey the Leased Facilities (excluding the Leased Facility in New Port Richey, Florida (the "NPR Leased Facility")) to Purchaser, then the purchase price shall be reduced to One Hundred Five Million Eight Hundred and Ninety Two Thousand and Sixty-Eight Dollars ($105,892,068.00) for the Owned Properties and the NPR Leased Facility. The purchase price payable by Purchaser at Closing shall be referred to herein as the "Purchase Price." The Purchase Price will be allocated among the Assets as provided for in Section 1.7; provided, however, to the extent there are multiple Closing Dates pursuant hereto, the portion of the Purchase Price applicable to the book value of the Inventory shall be based upon the actual book value applicable to the Facilities being conveyed as of such Closing Date and, to the extent the $189,150.00 aggregate amount is reached prior to the final Closing Date hereunder, the portion of the Purchase Price for Inventory at the Closing for the remaining Facilities shall be zero.

          In connection with Seller's financing and/or operations of the Facilities, Seller has made certain deposits which are held by third parties (i.e., lenders, landlords and bond trustees), a list of which is set forth on
Schedule 1.3 (the "Third Party Deposits"). To the extent that Purchaser assumes any of such loans, leases or similar financing, Purchaser shall be obligated either to replace such Third Party Deposits or to pay to the Seller at the Closing for Facilities to which such Third Party Deposits relate the amount of such Third Party Deposits, which amounts shall be in addition to the Purchase Price. Certain amounts listed as Third Party Deposits are subject to pro-ration as more particularly described in Sections 10.3(b) and (c).

     1.4 Earnest Money. Purchaser has delivered to Escrow Agent (pursuant to its standard form escrow agreement reasonably acceptable to Purchaser and Seller) an earnest money deposit in the amount of Five Hundred Thousand Dollars ($500,000) (the "Initial Deposit"). Within two (2) business days after the Effective Date, Purchaser shall deliver to Escrow Agent an additional sum of Two Million Dollars ($2,000,000) (the "Additional Deposit"). The Initial Deposit, Additional Deposit, and all interest accrued thereon shall be allocated among the Facilities as provided in Section 1.7, and are sometimes hereinafter referred to, both individually as applicable to the respective Facilities and collectively as the context may require, the "Deposits". Escrow Agent shall hold the Deposits in one or more interest bearing accounts mutually acceptable to Seller and Purchaser.

          (a) In the event Closing occurs, the allocable portion of the Deposits shall be applied against the allocable portion of the Purchase Price payable at such Closing and Purchaser shall receive a credit therefor, subject to Section 12.18.

          (b) In the event this Agreement is terminated as a result of (i) Seller's default under this Agreement (whether or not Purchaser is in default),
(ii) the failure to satisfy any condition to Closing contained in Article VIII or Article IX or for any Deferred Facility pursuant to Section 12.18, except to the extent such failure has been caused, directly or indirectly, by Purchaser's failure to satisfy its covenants or obligations under Article V, which covenants or obligations by their terms must be satisfied on or before Closing, or (iii) termination of this Agreement in accordance with Section 11.1 other than pursuant to Section 11.1(c)(A), then the Escrow Agent shall return the Deposits or remaining portion thereof to Purchaser, and the parties shall have no further liability hereunder (except as may be expressly provided herein to survive the termination).

          (c) In the event Purchaser fails to complete Closing hereunder other than as provided for in Section 1.4(b) above, then the Escrow Agent shall pay the Deposits or remaining portion thereof to Seller, which payment of the Deposits to Seller constitute Seller's full liquidated damages payment as provided in Section 11.3(b) herein.

          Upon the disbursement of the Deposits pursuant to Sections 1.4 (b) or
(c) above, this Agreement shall be null and void and the parties shall have no further obligation to the other except for those matters which specifically survive such a termination.

     1.5 Payment of Purchase Price. At each Closing, Purchaser shall pay the respective portion of the Purchase Price, adjusted for any prorations, credits and additions for the benefit of Purchaser or Seller as specified in this Agreement, including, without limitation, a credit for any applicable Assumed Debt, by wire transfer of immediately available federal funds to the Escrow Agent.

     1.6 Assumed Liabilities. At each Closing, Purchaser shall NOT assume any liabilities or obligations of Seller whatsoever, fixed or contingent, other than liabilities and obligations assumed by Purchaser at such Closing pursuant hereto with respect to the following to the extent such obligations and liabilities relate to periods after such Closing: (a) the Assumed Debt relating to such Facilities for such Closing if applicable set forth on Schedule 1.6 (other than the FNMA indebtedness shown on such schedule), (b) the Assumed Contracts relating to the Facilities for such Closing, (c) all Patient Care Contracts and Residential Leases for such Facilities, (d) the Assumed Leases for such Facilities, if applicable, and (e) the Assumed Facility Leases for such Facilities, if applicable ((a) - (e) are sometimes collectively referred to herein as the "Assumed Liabilities"). Seller shall retain and discharge in the ordinary course all liabilities and obligations of Seller other than the Assumed Liabilities.

     1.7 Allocation of Purchase Price. The Purchase Price and the Deposits shall be allocated among the Assets at Closing as provided and as described on
Schedule 1.7 attached hereto. Seller and Purchaser each hereby covenant and agree that neither will take a position on any income tax return, before any governmental agency charged with the collection of any income tax, in any judicial proceeding or otherwise with any Governmental Authority (as hereinafter defined) that is any way inconsistent with the terms of this Section 1.7 and
Schedule 1.7.

                                   ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants the following, each of which warranties and representations is material to and is relied upon by Purchaser:

     2.1 Organization and Qualification. The entities that comprise Seller are duly organized and validly existing and in good standing under the laws of each of their respective states of organization, each with full corporate power and authority to carry on its respective business as currently being conducted and to own or lease and operate the Assets it owns or leases as and in the places now owned, leased or operated, respectively.

     2.2 Authority; Binding Effect.

          (a) Seller has, and at each Closing will have, the full and unrestricted corporate right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Seller in connection with such transactions ("Related Documents").

          (b) This Agreement and each Related Document, upon due execution and delivery by Seller, will constitute the legal, valid, and binding obligation of Seller, enforceable in accordance with its respective terms.

          (c) The consummation of the transactions contemplated herein has been duly authorized and approved by the board of directors of each of Seller's General Partners, respectively.

     2.3 Licenses. Schedule 2.3 sets forth all permits, licenses, Medicaid, Medicare and other provider agreements and other authorizations issued and required by Governmental Authorities in connection with the ownership, maintenance and operation of the Facilities, including, without limitation, such licenses required for the operations of the Facilities as assisted living and skilled nursing facilities (collectively, the "Licenses"), and except as set forth on Schedule 2.3, the Licenses are in good standing and Seller has not received written notice that Seller is in violation of any restriction, rule or regulation affecting possession and use thereof. Seller agrees to provide Purchaser with copies of the existing Licenses promptly after the Effective Date to the extent not previously provided. Seller is the holder of all the Licenses.

     2.4 Governmental Authorities. Except as set forth on Schedule 2.4 attached hereto, Seller is not required to submit any notice, report or other filing with any federal, state, municipal, foreign or other governmental or regulatory authority (a "Governmental Authority" or "Governmental Authorities") in connection with its execution or delivery of this Agreement or any of the Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Authority is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement.

     2.5 Taxes. Except as set forth in Schedule 2.5 attached hereto, all real property taxes and assessments, and all personal property taxes and assessments, in connection with the Assets allocable to the period prior to Closing have been paid or, by the time of each Assets' respective Closing, will be paid or prorated between the parties hereto. In addition: (i) all income, sales, bed and franchise taxes due and payable by Seller, if any, and all interest and penalties thereon, if any, have been paid in full; (ii) all tax returns required to be filed by Seller, if any (including, without limitation, all sales, franchise and payroll tax returns and reports), have been properly and timely filed, and correctly reflect the tax position of Seller, and all taxes respectively due under such tax returns have been paid thereby or will be paid in the ordinary course of Seller's business; (iii) Seller is not subject to a claim for deficiency or other action in connection with any taxes; (iv) no tax returns of Seller have been or are being examined by the Internal Revenue Service or any state or local Governmental Authority; and (v) all tax returns filed by Seller after the date hereof, covering periods prior to and including each Closing Date, will be properly and timely filed (giving consideration for allowable extensions) and all taxes respectively due under such tax returns will be timely paid.

     2.6 No Defaults. Except as set forth on Schedule 2.6, the execution, delivery and performance of this Agreement and any of the Related Documents by Seller does not and will not:

          (a) Conflict with or result in any breach of the provisions of, or constitute a default under the articles of incorporation, bylaws, articles of organization, or operating agreement, as the case may be, of any entity comprising Seller;

          (b) Violate any restriction to which Seller is subject or, with or without the giving of notice, the passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture or other material agreement or instrument, whether oral or written, to which Seller is a party, or by which it or the Assets are bound, which will not be satisfied, assigned or terminated on or prior to each Closing as a result of the transactions contemplated in this Agreement, or result in the termination of any such instrument or termination of any provisions in such instruments that will have a Material Adverse Change on the Facilities, individually or in the aggregate and result in the creation or imposition of any lien, charge or encumbrance upon the Assets;

          (c) Create any liens or other encumbrances on the Assets in favor of third parties;

          (d) Constitute a violation of any applicable rule, regulation, law, statute, ordinance, or any judgment, decree, writ, injunction or order of Governmental Authority; or

          (e) Result in the breach or violation of any of the warranties and representations herein set forth by Seller.

     2.7 Contracts.

          (a) Schedule 2.7(a) attached hereto includes a true and correct list as of the Effective Date of all outstanding contracts or agreements, except (i) those contracts which are cancelable on thirty (30) days notice without penalty or premium and which require annual payments of less than Four Thousand Dollars ($4,000) per contract and (ii) the Patient Care Contracts, the Residential Leases, the Personal Property Leases and the Facility Leases (such contracts and agreements, excluding (i) and (ii), collectively the "Contracts") whether written or oral, relating to the Assets, and Seller has provided to Purchaser true and complete copies of each such Contract. Seller has not received written notice of any default, and to the knowledge of Seller, there is no default, existing or continuing by Seller or any other party, under the terms of any Contracts, and, to Seller's knowledge, each Contract is in full force and effect and is valid and enforceable by Seller in accordance with its terms, assuming the due authorization, execution and delivery thereof by each of the other parties thereto.

          (b) Included on Schedule 2.7(b) are specimen patient admission agreements ("Patient Care Contracts") and specimen residential leases ("Residential Leases") and a rent roll dated as of August 31, 2005 for each Facility setting forth all such agreements in effect as of the Effective Date. All Patient Care Contracts and all Residential Leases are terminable by the patient or resident therein named upon thirty (30) days notice. Except set forth on Schedule 2.7(b), all patients and residents of the Facilities have executed Patient Care Contracts or Residential Leases and all Patient Care Contracts and all Residential Leases do not vary in any material respect from the terms of the specimen agreements attached hereto, were entered into on an arms' length basis and do not provide for payment of a single sum in exchange for lifetime care or other prepaid services.

          (c) Schedule 2.7(c)(i) is list of all debt instruments (the "Debt Documents") executed and delivered in connection with all indebtedness outstanding with respect to the Assets and currently held or serviced by HUD, FNMA, the IDAs and the Tax Exempt Issuers (as all such terms are defined in Section 4.16 below). Except as set forth on Schedule 2.7(c)(ii) Seller hereby represents and warrants that Seller is in compliance with all material representations, warranties, covenants, requirements and conditions under the Debt Documents.

     2.8 Title to Property and Related Matters.

          (a) Seller has received no written notice of and Seller has no knowledge of (a) any violations of any covenants or restrictions against the Assets, or (b) any violations of any zoning codes or ordinances or other laws, rules or regulations of any Governmental Authorities applicable to the Assets. Seller has no knowledge of any agreements, documents, or instruments which are not recorded among the land records but which affect the title to any Facility. Seller has good and marketable title to the Assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of like kind or character, except for (i) the indebtedness evidenced by the Debt Documents; (ii) statutory liens for taxes and other impositions which are not yet delinquent; (iii) the matters defined as "Permitted Encumbrances" in Section 4.10(b) hereof, and except for such encumbrances as will be cured or removed by Seller as of the Closing for such portion of the Assets encumbered thereby.

          (b) Seller is the holder of valid and existing leasehold estates, as lessee, of the Facilities constituting the Leased Facilities, for the terms set forth in and pursuant to the terms of the leases (collectively, the "Facility Leases") for the Leased Facilities. True and complete copies (including amendments, if any) of the Facility Leases have been delivered to Purchaser and are listed on Schedule 2.8(b). All of the Facility Leases are in full force and effect, Seller is not in default under and Seller has not received written notice of, and Seller does not have any knowledge of, any default or breach under any of the Facility Leases by any party thereto. To the knowledge of Seller, no event has occurred which with the giving of notice or lapse of time, or both, would cause a breach or a default by any party under the Facility Leases.

          (c) All Facilities are supplied with such utilities as are necessary for the operation of such Facilities as currently operated and for their intended purposes.

          (d) Each of the Owned Facilities and the Leased Facilities abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent irrevocable easement benefiting the Real Property upon which such Facility is located, and Seller has no knowledge of, and has received no notice that alleges any breach or default under any instrument creating such easement or attempting to terminate or revoke such easement.

          (e) There are no pending rezoning or other pending land use compliance actions affecting the Assets and Seller has not received written notice of and has no knowledge of any threatened or contemplated rezoning or other land use compliance actions affecting or which will affect the Assets. The current use of each Leased Facility and Owned Facility is either lawfully permitted either as a currently conforming use or as a fully legally "grandfathered use".

          (f) At the Closing and except for liabilities arising under the contracts listed on Schedule 2.13, which liabilities will be paid by Seller or if such contracts are assumed by Purchaser, credited to Purchaser pursuant to
Section 4.24, Seller shall not be indebted to any contractor, laborer, mechanic, materialman, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Assets for which any such person could lawfully claim a lien against the Assets, and, except with respect to amounts less than $20,000 and then only to the extent Purchaser is indemnified or otherwise protected by bonding or title insurance with respect to such matters and lien at the expense of Seller, in form and substance satisfactory to Purchaser.

          (g) There are no condemnation or eminent domain proceedings pending, or, to the knowledge of Seller, threatened or contemplated against the Assets or any part thereof, or access thereto, and Seller has not received notice, oral or written, of the desire of any public authority or other entity to take or use the Assets or any part thereof. Between the date hereof and the Closing, Seller will give Purchaser prompt written notice of any actual or any threatened or contemplated condemnation of any part of the Assets of which it receives written notice or obtains knowledge.

          (h) There are no parties (other than Seller) in possession of the Assets, or any portion thereof, other than tenants under the Tenant Leases set forth in Schedule 2.8(h) who are in possession of space to which they are entitled and patients pursuant to the Patient Care Contracts and residents pursuant to Residential Leases, all of whom (with additions and deletions as experienced by Seller in the ordinary course of business) are set forth on the rent rolls attached as part of Schedule 2.7(b).

          (i) There are no outstanding options or rights of first refusal to purchase the Assets or any portion thereof or interest therein, other than rights running in favor of Seller, all of which are being assigned as part of the Assets.

     2.9 Hazardous Substances. For purposes of this Agreement, "Environmental Laws" means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, the Occupational Safety and Health Act, and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, health and/or safety laws, ordinances, rules, regulations, judgments, orders and requirements of any Governmental Authority relating or pertaining to the (A) any aspect of the environment, (B) preservation or reclamation of natural resources,
(C) the management, release and threatened release of Hazardous Substances, (D) response actions and corrective actions regarding Hazardous Substances, (E) the ownership, operation and maintenance of personal and real property which manages or releases Hazardous Substances or at which Hazardous Substances are managed,
(F) common law torts, including so-called "toxic torts", and (G) environmental or ecological conditions on, under or about the Assets, and all amendments and regulations promulgated thereunder. For purposes of this Agreement, "Hazardous Substance" shall mean, in a regulated quantity, any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a "hazardous substance", "hazardous material", "toxic substance", "hazardous waste", "pollutant", "contaminant" or words of similar import under any Environmental Law, including without limitation all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, raw materials used or stored in the Facility and building components including, but not limited to, friable asbestos-containing materials which contain Hazardous Substances and mold of a type or in amounts that may present a health hazard.

          (a) Except as set forth on Schedule 2.9(a), to Seller's knowledge, the Assets do not contain any Hazardous Substance, except for Hazardous Substances typically used in, and in quantities necessary for the day-to-day operation of, the Facilities and which are commonly used in other similar facilities, including but not limited to cleaning fluids, insecticides and medicines (the "Common Products"), which Common Products have been used, transported, stored and disposed of by Seller in compliance with all applicable Environmental Laws;

          (b) Except as set forth on Schedule 2.9(b), there is no pending or threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the presence, release or threat of release of any Hazardous Substance or violation of Environmental Laws at a Facility;

          (c) Except as set forth on Schedule 2.9(c), Seller has not received any notice of, and has no knowledge that, any Governmental Authority or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is a presence, release or threat of release or placement on, in or from the Assets, or the generation, transportation, storage, treatment, or disposal at the Assets, of any Hazardous Substance. Seller shall notify Purchaser promptly of its receipt of any such notice or knowledge after the Effective Date;

          (d) Except as set forth on Schedule 2.9(d), Seller has owned and operated the Assets in compliance with all applicable Environmental Laws, has obtained all necessary permits under the Environmental Laws for Seller's operations on the Assets, and has not used any of the Assets for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances, other than as described in Section 2.9(a) above;

          (e) Except as set forth on Schedule 2.9(e), there has been no discharge of any Hazardous Substance on or from any of the Assets during the time of Seller's ownership or occupancy thereof; and

          (f) Seller has delivered to Purchaser copies of all reports or tests prepared for Seller in its possession, if any, with respect to the compliance of the Facilities or the Real Property with the Environmental Laws and/or the presence of Hazardous Substances on the Facilities or the Real Property.

     2.10 Leases. Schedule 2.10 attached hereto contains a true and correct list of all leases (inclusive of all amendments) of all machinery, equipment and other tangible property leased to Seller which are used at or relate primarily to the Facilities (the "Personal Property Leases"), all leases of space in the Facilities by Seller to third party service providers (the "Tenant Leases" and collectively with the Personal Property Leases, the "Leases"). Except as disclosed on Schedule 2.10, each Lease is in full force and effect; all rents due on or before the date hereof under each Lease have been timely paid and there has not been and there is no ongoing issue or dispute as to past rental payments; in each case, Seller is landlord under the Tenant Leases and the lessee identified on Schedule 2.10, has been in peaceable possession since the commencement of the original term of such Lease and neither Seller, nor, to the knowledge of Seller, any other party to such Lease is in default in any respect thereunder; and no waiver, indulgence or postponement of Seller's obligations thereunder has been granted by the lessor or of lessor's obligations by Seller; and Seller has no knowledge or and has not received written notice that there exists any occurrence, event, condition or act which, upon the giving of notice or the lapse of time or both, would become a default by Seller (or, to the knowledge of Seller, any lessor or tenant) under any such Lease.

     2.11 Transfer of Assets. On each Closing Date, the Assets for which the Closing is occurring, will be transferred to Purchaser pursuant to this Agreement.

     2.12 Survey Reports, Etc. Seller has delivered to Purchaser true and complete copies of all survey reports, waivers of deficiencies, plans of correction, and any other investigation reports issued with respect to the Facilities (collectively, "Licensing Surveys") for the three (3) year period preceding September 30, 2005, and Seller shall also promptly deliver to Purchaser any Licensing Surveys filed, arising, or involving the Facilities between the Effective Date and the Closing Date for such Facilities. There are no material deficiencies or violations noted in any Licensing Surveys, and except as set forth on Schedule 2.12, Seller has remedied, discharged and complied with all applicable plans of correction, such that there are no current violations or deficiencies with respect to any of the Licenses.

     2.13 Capital Expenditures. Except as set forth in Schedule 2.13, and except for routine expenditures for repairs and replacements in connection with the ongoing maintenance and upkeep of the Facilities, which Seller completed prior to December 31, 2005, Seller does not have any outstanding contracts for capital expenditures relating to the Facilities, nor does it have any agreement, obligations or commitments for capital expenditures relating to the Facilities, including, without limitation, additions to property, plant, equipment or intangible capital assets.

     2.14 Absence of Notices. Except as disclosed on Schedule 2.14, Seller has not received any written notice, and has no knowledge, that any material customer or supplier of Seller intends to discontinue, substantially alter prices or terms to, or significantly diminish its relationship with the Facilities as a result of the transaction contemplated hereby or otherwise.

     2.15 Patient Records. Except as provided on Schedule 2.15, Seller has received no written notice, and has no knowledge: (a) that patient and resident records used or developed in connection with the Business conducted at the Facilities have not been maintained in accordance with any applicable federal, state or local laws or regulations governing the preparation, maintenance of confidentiality, transfer and/or destruction of such records, and (b) of any material deficiency in the patient or resident records and other relevant records of the Facilities used or developed in connection with the operation of the Business conducted at the Facilities.

     2.16 Advance Payments and Patient Funds. The accounting for advance payments and patient trust fund accounts provided to Purchaser by Seller pursuant to the provisions of Section 10.3 hereof is complete and accurate in all material respects.

     2.17 Medicare and Medicaid Participation.

          (a) Except as set forth on Schedule 2.17,

               (i) each of the Facilities that has historically received Medicare or Medicaid reimbursement is eligible to receive payment without restriction under Title XVIII ("Medicare") and Title XIX ("Medicaid") of the Social Security Act and is a "provider" with valid and current provider agreements and with one or more provider numbers with the federal Medicare and all applicable state Medicaid and successor programs. For purposes of this provision, Medicare, Medicaid, CHAMPUS, TRICARE and other federal, state or local governmental reimbursement programs, or successor programs to any of the above, are referred to as "Government Programs".

               (ii) each of the Facilities, if any, that has historically received payments under CHAMPUS or TRICARE is or was, as the case may be, a "provider" with valid provider agreements, as applicable, and with one or more provider numbers with CHAMPUS and/or TRICARE, if still currently a "provider".

               (iii) to the extent that one or more of the Facilities participated in Government Programs, each of the Facilities that participated was/is in compliance with the conditions of participation of the Government Programs in which they participated (or participate), in all respects.

               (iv) Seller currently holds such necessary licenses, agreements and certificates pertaining to Medicare and Medicaid provider agreements entered into with the State of Florida, the United States, and any municipality or other Governmental Authority body that authorizes Seller to conduct its business at the Facilities as presently operated.

          (b) All cost reports of Seller and the Facilities for the Government Programs which are required to be filed on or prior to the date hereof have been properly filed and are complete in all material respects, and there are no outstanding overpayments, set offs or adjustments to any Government Programs resulting from current or previous audits.

     2.18 Third Party Payor Reimbursement. All billing practices of Seller with respect to the Facilities to all third party payors, including the Government Programs and private insurance companies, have been in compliance with all applicable laws, regulations and policies of such third party payors and Government Programs in all material respects. Seller has received no written notice that Seller has billed or received any payment or reimbursement in excess of amounts permitted by applicable law, except to the extent cured or corrected and all penalties or interest discharged in connection with such cure or correction.

     2.19 Licensed Beds and Units. The number of licensed skilled nursing beds and assisted living units at the Facilities is as set forth on Schedule 2.19.

     2.20 Intellectual Property. Other than (i) the rights to use certain names associated with the Facilities, and (ii) any software or other computer programs used in the connection with the operation of the Facilities, each of which Seller is transferring to Purchaser subject to the applicable licenses associated with such software programs and pursuant to the terms and provisions of this Agreement, Seller has no other Intellectual Property of any kind other than the trade names "Edwinola Retirement Community" and "Fairways Pines at Sun N Lake", which Seller is retaining in connection with its continued ownership and operation of the facilities to which such names relate. Such names and software are listed on Schedule 2.20 attached hereto. For these purposes, "Intellectual Property" shall mean, collectively, all: (i) United States or foreign patents, patent applications, patent disclosures, and all renewals, reissues, divisions, continuations, extensions or continuations-in-part thereof;
(ii) trademarks, service marks, trade dress, trade names, fictitious names, corporate names, and registrations and applications for registration thereof; and (iii) copyrights (registered or unregistered), registrations and applications for registration thereof, including all renewals, derivative works, enhancements, modifications, updates, new releases or other revisions thereof.

     2.21 Financial Statements. Seller has delivered to Purchaser the documents listed on attached Schedule 2.21 certified by the chief financial officer of Seller which contains: (i) copies of the following financial statements (collectively, the "Financial Statements"): (a) individual Facility income statements for the fiscal years ended 2002, 2003 and 2004; (b) individual Facility income statements consolidated and consolidating balance sheet and statements of income, changes in stockholders equity (the "Most Recent Financial Statements") as of and for the eight (8) month period ended August 31, 2005 (the "Most Recent Fiscal Month End") for the Seller. The Financial Statements (including the notes thereto) have been prepared on the accrual basis of accounting applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Seller and Facilities as of such dates and the results of operations of Seller and the Facilities for such periods;
(ii) a schedule of capital improvements to the Facilities for the fiscal years ended 2002, 2003 and 2004; (iii) copies of Seller's audited financial statements, for the periods ending December 31, 2002, 2003 and 2004 which financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and which present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods, and (iv) the rent roll which is true, complete and accurate in all material respects through August 31, 2005 as set forth on
Schedule 2.7(b). During the term of this Agreement, Seller shall deliver to Purchaser monthly individual Facility income statements and updated rent rolls not later than the 15th day of the next succeeding calendar month. On not less than five (5) business days prior written notice from Purchaser, Seller agrees to provide Purchaser's auditors sufficient access to information and personnel to obtain all of the information they reasonably require to prepare audited financial statements of the Owned and Leased Facilities for fiscal years 2002, 2003, 2004 and 2005 and comparable unaudited interim financial statements from January 1, 2006 through each Closing Date. Seller also agrees to cause an executive officer of Seller with knowledge concerning the financial affairs of the Owned and Leased Facilities to execute and deliver a representation letter to Purchaser's auditors with respect to all financial information delivered to Purchaser and its auditors, in a form and substance substantially similar to what would have been executed and delivered to the auditors had Seller been preparing audited financial statements for such time periods with respect to the Owned and Leased Facilities.

     2.22 No Litigation. Except as set forth on Schedule 2.22 attached hereto, there are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders decrees or judgments in progress, pending or in effect, or, to the knowledge of Seller, threatened against or relating to Seller, the Facilities, Seller's operation of the Facilities, any of the Assets, or against or relating to the transactions contemplated by this Agreement, and there are none pending in state courts, or in any federal courts, or, to the knowledge of Seller, pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other governmental agency, department, commission, board, bureau, instrumentality or other Governmental Authority. The matters set forth on
Schedule 2.22 if decided adversely will not materially and adversely affect the Assets, Seller, or Seller's operation of the Facilities or the Business.

     2.23 Compliance with Medicare and Medicaid Law.

          (a) Except as set forth on Schedule 2.23 attached hereto, there is no litigation, claim, proceeding or investigation currently pending against Seller or relating to the Facilities for any violation or alleged violation of, and Seller has received no written notice, and Seller has no knowledge, of any threat of any suit, action, claim, dispute, investigation, agency review or other proceeding pursuant to or involving, (i) the False Claims Act, 31 U.S.C. Sections 3729 et seq., (ii) the Civil Monetary Penalties Law, 42 U.S.C Section 1320a-7a, (iii) federal or state anti-kickback statutes, including but not limited to 42 U.S.C. 1320a-7b, (iv) federal or state referral laws, including but not limited to 42 U.S.C. Section 1395nn, (v) regulations promulgated pursuant to any of the foregoing statutes, or (vi) any other federal or state law or regulation of general applicability to health care fraud, governing or regulating the management of health care providers, or governing or regulating medical billing or reimbursement, including all applicable Medicare and Medicaid statutes and regulations (collectively the "Medicare/Medicaid Laws").

          (b) Seller, and each of the Facilities have timely filed all forms, applications, reports, statements, data and other information required to be filed with federal, state or local entities under federal or state laws or regulations in connection with the Medicare/Medicaid Laws, including but not limited to cost reports required to be filed with respect to the Facilities, as more fully set forth in Section 2.17 hereof.

          (c) The Facilities have the number of licensed skilled nursing beds and certified beds as set forth in Schedule 2.19 and all billing to the Government Programs has been consistent with these certification designations.

          (d) There are no outstanding bed taxes or other fees owing to state licensing authorities or any of the Government Programs.

          (e) There are no outstanding Life Safety Code deficiencies for any of the Facilities.

          (f) There are no outstanding waivers for any Life Safety Code deficiencies.

          (g) There are no pending Medicare or Medicaid audits by any Governmental Agency except as set forth on Schedule 2.23(g).

     2.24 Absence of Certain Changes or Events. Since September 1, 2005, all of the parties comprising Seller have not:

          (a) Suffered any Material Adverse Change in the financial condition, assets, or liabilities of the Facilities, or the operation of the Facilities, individually or in the aggregate;

          (b) Other than in the ordinary course of business, consistent with past practices, granted any increase in the compensation payable or to become payable by Seller to any of its officers, employees or agents employed at the Facilities (except compensation granted to new employees who are hired in the ordinary course of business on substantially similar terms to existing employees with comparable duties and experience);

          (c) Sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets relating to or in connection with the Facilities having a fair market value at the time of sale, transfer or disposition of $25,000 or more in the aggregate, or cancelled, or agreed to cancel, any debts or claims relating primarily to the Facilities in the amount of $10,000 or more in the aggregate; or

          (d) Made any change in any method of accounting or accounting practice relating to the Facilities.

     2.25 Condition of Assets.

          (a) Except as set forth on Schedule 2.25, all of the Assets are in Seller's possession or control and are located at or on the Leased Facilities or the Owned Facilities.

          (b) Except as disclosed on Schedule 2.25, all of the Assets are, to Seller's knowledge, in good repair and working order, subject to normal wear and tear.

     2.26 Employee and Labor Relations. Except as provided under Schedule 2.26:

          (a) Compliance. Seller is in compliance with all federal, state or other applicable laws, domestic or foreign, and all rules, regulations, ordinances, orders and decrees of Governmental Authorities respecting employment and employment practices concerning the Facilities (collectively "Employment Laws").

          (b) No Claims. No legal claim in respect of application for employment, employment, the terms or conditions of employment, the handling of benefits or termination of employment of any person has been asserted or threatened, against Seller or any of its subsidiaries, in connection with the operation of the Facilities.

          (c) No Labor Actions. No labor strike, picketing action, dispute, slowdown or stoppage, or unfair labor practices are actually pending or, to the knowledge of Seller, threatened against, or involving, Seller or any of the Facilities.

          (d) No Bargaining Agreements. Seller is not a party to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by

Seller. To Seller's knowledge no petitions for representation have been filed against any of the Facilities nor have any demands been made for recognition.

          (e) ETO. Under Seller's employment policies, Seller is not obligated to pay employees for earned sick pay upon the termination of employment regardless of the reason thereof and Seller does not accrue sick pay as an obligation on its books and records. Seller's employment policies do not allow or otherwise provide for personal days.

          (f) At-Will Employees. All employees at the Facilities are employees of Seller and are employees-at-will.

          (g) WARN Compliance. Seller has taken, as required by law, any and all actions necessary to comply with the Worker Adjustment and Retraining Notification Act ("WARN"), or state statute of similar import, with respect to any event of occurrence affecting the Facilities since the effective date of WARN.

     2.27 Employee Benefit Employee Benefit Plans.

          (a) Except as disclosed on Schedule 2.27, Seller has never maintained any defined benefit plan within the meaning of section 414(l) of the Internal Revenue Code of 1986.

          (b) Except as disclosed on Schedule 2.27, Seller has never been obligated to contribute to any multi-employer plan within the meaning of ERISA
Section 3(37).

          (c) Schedule 2.27 sets forth an accurate and complete list of all Employee Benefit Plans (as defined hereinafter) and specifies which Seller sponsors each of said Employee Benefit Plans. "Employee Benefit Plans" mean all benefit plans and benefit arrangements in which Seller's employees at the Facilities participate.

          (d) Each Employee Benefit Plan has, at all times, been maintained and operated in compliance, in all material respects, with its terms and requirements of all applicable Employee Benefit Plans, including, without limitation, ERISA, as amended, and the Internal Revenue Code of 1986, as amended (the "Code").

          (e) Seller shall remain responsible for maintaining all Employee Benefit Plans in compliance with applicable law and Purchaser shall have no obligation with respect to any of Seller's Employee Benefit Plans at any time.

     2.28 Inventory and Supplies. As of the Effective Date and at each Facility's respective Closing, the Inventories are and will be in sufficient quantity and condition for the normal operation of the Business at the Facilities and in compliance with all requirements of Governmental Authorities. At each Facility's respective Closing, the Inventories will be in substantially the same quantity as on December 31, 2005.

     2.29 Professional Liability Insurance. Attached as Schedule 2.29 are either copies of or a list of the certificates of the professional liability insurance carried by Seller with respect to the Facilities, and upon request by Purchaser, Seller shall make copies of any policies and provide same to Purchaser.

     2.30 Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Seller in this Agreement and the statements and information set forth in the attached Schedules are true and accurate in every material respect.

     Notwithstanding anything else to the contrary herein, any reference in this Agreement to "knowledge," of Seller shall be deemed to mean the actual knowledge of George P. Wagner, Jr., Alan D. Parrish, William Filippone and each of Seller's regional vice presidents after due inquiry by such persons of the resident directors and executive directors of the Facilities, all in their representative capacities as employees, officers or directors of Seller and not in their individual capacities.

     PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT EXCEPT WITH RESPECT TO THE FOREGOING REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE II ABOVE, OR THAT WHICH MAY BE EXPRESSLY SET FORTH ELSEWHERE IN THIS AGREEMENT (IF AT ALL) OR IN THE SELLER DOCUMENTS OR RELATED DOCUMENTS, THE ASSETS ARE TO BE CONVEYED BY SELLER TO PURCHASER IN "AS-IS, WHERE-IS" CONDITION WITHOUT WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO ZONING, PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, SUITABILITY FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER WHATSOEVER.

                                  ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants the following, each of which warranties and representations is material to and is relied upon by Seller:

     3.1 Corporate Organization; Etc. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware with full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

     3.2 Authorization, Binding Effect. Purchaser has, and at each Closing will have, the full and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Purchaser in connection with such transactions. The consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action of Purchaser. This Agreement and each such other agreement, instrument and document, upon due execution and delivery by Purchaser, will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms.

     3.3 No Violation. Purchaser is not subject to or obligated under any certificate of incorporation, bylaw, law, or rule or regulation of any Governmental Authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would be in any material respect breached or violated by the execution, delivery or performance of this Agreement.

     3.4 No Litigation. Purchaser is not a party to, or defending or subject to, any investigation, litigation, arbitration or other legal proceeding, nor is any such legal proceeding threatened, which would, have a Material Adverse Change on Purchaser's ability to execute, deliver and perform this Agreement and the documents and transactions contemplated hereby.

     3.5 Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Purchaser in this Agreement are true and accurate in every material respect.

                                   ARTICLE IV.
                               COVENANTS OF SELLER

     From the date hereof and until the respective Closing for each of the Facilities and to the extent thereafter as contemplated herein, except as otherwise consented to or approved by Purchaser in writing, Seller covenants and agrees as follows:

     4.1 Regular Course of Business. Seller shall (a) operate the Facilities in a manner substantially consistent with applicable requirements of all Governmental Authorities, Seller's past practices and industry standards for operation of assisted living, independent living and skilled nursing facilities (with the understanding that Seller shall not be required to make any capital expenditures except (i) as provided for in Seller's 2005 budget and which have not been completed as of the execution of this Agreement, or (ii) as needed on an emergency basis or as otherwise required to maintain the Facility or Facilities in a good operating condition or (iii) as required under Section 4.24); (b) maintain the Assets in good order and repair, reasonable wear and tear excepted and otherwise in sufficient repair, order, and condition, sufficient to satisfy the representations and warranties as to the condition and quantity of the Assets set forth in Article II: (c) comply with all applicable laws, rules, regulations and requirements with respect to the Assets and the operation thereof, including without limitation all required regulatory standards of any Governmental Authorities with regulatory jurisdiction over the Facilities and compliance with all Governmental Programs; (d) timely pay all rents and other payments due on or before the Closing under, and use its commercially reasonable efforts to otherwise maintain and comply with, all Assumed Debt, all Assumed Contracts, all Tenant Leases, all Personal Property Leases, all Facility Leases, all Patient Care Contracts and all Residential Leases without change except as expressly provided herein; (e) not make any changes or modifications in any Assumed Contracts, Tenant Leases, Personal Property Leases, Facility Leases, Patient Care Contracts, Residential Leases and Debt Documents or incur any further obligations or surrender any rights thereunder other than as routinely occur in the ordinary course of business; (f) not enter into any agreements or leases which would have had to be disclosed on any schedule hereto had such agreements or leases been entered into prior to the Effective Date other than as terminable, without penalty, upon advance notice of thirty (30) days or less; (g) keep in full force and effect present insurance policies through the Closing Date or other comparable insurance coverage; and
(h) use its commercially reasonable efforts to maintain in good standing all Licenses necessary to operate the Facilities and to maintain all goodwill of patients, residents, employees and vendors.

     4.2 Borrowing. Seller shall not create or permit to become effective any mortgage, pledge, lien, encumbrance or charge of any kind upon the Assets other than the Permitted Liens.

     4.3 Full Access and Disclosure.

          (a) Seller shall, upon reasonable prior notice, afford to Purchaser and its counsel, accountants, environmental consultants, engineers, appraisers and other authorized representatives reasonable access during business hours to the Facilities, and all computer systems, books and records in any way relating to the Assets and/or the Facilities, including, but not limited to, the roof, all equipment (fixed and movable), heating and cooling systems, and any and all vehicles, financial data and records, operating data and other information reasonably requested, including the most recent financial statements, cost reports, inspection reports, plans of correction with respect to Licensing Surveys (all with respect to the past three (3) years), current room rates (including dates and amounts of increases), census data and patient mix, payroll information, Medicaid reports, employment agreements, personnel policies, occupancy agreements with patients, leases, and all contracts, agreements, correspondence and other documents relating to outside contractors, vendors, consultants, or other outside parties relating to the Facilities and to which any one or more of the Facilities are now or may become a party in order that Purchaser may have full opportunity to make such reasonable investigations of the Assets and the Facilities as Purchaser shall desire to make. Such access shall include the right to meet with all personnel, subject to Purchaser's obligation to comply with the confidentiality provisions set forth in this Agreement. Purchaser shall provide Seller with at least two (2) days' advance notice by telephone of the date, time, place and expected attendees for any visits to the Facilities. Seller shall furnish such additional financial and operating data and other information as Purchaser and its representatives shall from time to time reasonably request, and Seller shall supplement or amend any information, written or otherwise, previously delivered or otherwise disclosed to Purchaser with respect to any matter hereafter arising which, if existing or occurring at the Effective Date, would have been required to be set forth or disclosed.

          (b) Purchaser hereby agrees to indemnify and hold harmless Seller against: (i) any physical damages or physical injuries associated with completion of such inspections or investigations resulting from the actual negligence of Purchaser or its agent, and (ii) claims by third parties for monies due incidental to such inspections or investigations, which undertaking shall survive the termination of this Agreement or the conveyance of the Assets by Seller to Purchaser for the period of one (1) year. Purchaser further undertakes that any damage occasioned to the Real Property, Personal Property or the Facilities caused by such inspections or investigations shall be cured by restoring the Real Property, Personal Property or portion of the Facilities disturbed or damaged back to its pre-entry and pre-disturbed state. Purchaser's parent company, Alterra Healthcare Corporation, is executing this Agreement for the sole purpose of guarantying the obligations and covenants of Purchaser under this Section 4.3(b).

     4.4 Consents. Seller shall use its commercially reasonable efforts to obtain, on or prior to each Closing, all applicable consents necessary for Seller to fulfill their obligations to consummate the transactions contemplated hereby.

     4.5 Compliance With Laws. Seller shall comply in all material respects with all applicable laws, rules, regulations and requirements of all Governmental Authorities, in conjunction with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     4.6 Taxes. Seller shall file federal, state, local, and, to the extent applicable, estimates and reports and pay all amounts then due, for all periods through and including each Closing Date to the extent necessary to transfer the Assets to Purchaser in accordance with the terms of this Agreement.

     4.7 No Disposition of Assets. Seller shall not sell, lease or otherwise dispose of or distribute any of the Assets or properties related thereto or necessary for operation of the Facilities and, to the extent depleted in the ordinary course, Seller shall restock and replenish any portion of the Assets consumed or used during the term of this Agreement.

     4.8 Further Documentation. Seller agrees that for a two (2) year period of time following the final Closing hereunder, upon request by Purchaser, it will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required, without enlarging or extending any liability of Seller beyond what is otherwise contemplated by this Agreement in any manner and without requiring the expenditure of funds by Seller, in order to more fully assign, grant, transfer, convey, assure and confirm to Purchaser, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets to be sold to Purchaser pursuant to this Agreement or transitioning the operations of the Facilities to Purchaser.

     4.9 Confidentiality. Seller will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement and all information relating to Purchaser, its officers and directors (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority) and such information shall not at any time be used for the advantage of Seller or its representatives, except as otherwise contemplated by this Agreement, or disclosed to third parties (including employees at the Facilities) by Seller or its representatives.

     4.10 Title Insurance and Survey; Governmental Approvals.

          (a) Seller has provided to Purchaser a copy of all currently effective title insurance policies and plats and surveys in its possession that relate to the Real Property.

          (b) Seller has obtained and provided to Purchaser: (i) updated ALTA as-built real property surveys for each of the Facilities (each a "Survey" and collectively the "Surveys"), and (ii) title commitment for each of the Facilities (each a "Title Commitment" and collectively the "Title Commitments"), issued by Land America through its national office in Orlando, Florida ("Title Company"), which contain commitments of the Title Company to issue to Purchaser title insurance policies on extended coverage 1970 or 1992 ALTA Owners Policy forms, in form and substance reasonably acceptable to Purchaser (each a "Title Policy" and collectively the "Title Policies") insuring the fee simple interest of Purchaser in the Owned Facilities and valid leasehold estates in the Leased Facilities, together with copies of all recorded exceptions to title referred to therein (the "Exception Documents"). Each Title Commitment is or shall be in the amount allocated to the Facilities and the Real Property and Improvements for the applicable Facility as set forth on Schedule 1.7. Seller will cause all standard exceptions (the

"Standard Title Exceptions") to be deleted from the policies at the Closing, including without limitation, executing Seller's affidavits, gap indemnities and the like other than exceptions for such itemized matters shown on the Surveys to which Purchaser does not object pursuant to the provisions hereof. Purchaser is delivering to Seller a notice simultaneously herewith, approving or disapproving in writing the Title Commitments and Surveys with respect to the Facilities (the "Title Notice"), with any such notice of disapproval specifying the Exception Documents or other matters to which Purchaser objects. The failure of Purchaser to disapprove any matter reflected in the Title Reports or Survey with respect to any Facility in the Title Notice shall be deemed a waiver by Purchaser of any right to object to any matter so shown; provided, however, Seller shall be unconditionally obligated to pay any outstanding indebtedness evidenced by, and cause the release of any lien, mortgage, deed of trust, judgment, FiFa or other encumbrance capable of being released through or as a result of the payment of money (collectively, "Monetary Encumbrances") other than the Assumed Debt, irrespective of whether Purchaser objects to same. Notwithstanding the foregoing, Purchaser shall not have the right to disapprove any of the following, all of which shall be deemed to be "Permitted Encumbrances" hereunder: (A) matters created or consented to in separate written consent by Purchaser, and (B) the Assumed Liabilities. Upon receipt of the Title Notice from Purchaser disapproving any encumbrance or other matter reflected in the Title Commitment or Survey with respect to any Facility, Seller shall have ten
(10) business days from the date of such notice in which to cure the same (which cure may be effected by payment and discharge of the objectionable item or by causing the Title Company to remove the same as an exception or affirmatively insure over such item provided such affirmative insurance shall be reasonably satisfactory to Purchaser and sufficient, in Purchaser's reasonable judgment, to adequately address Purchaser's concerns with respect to such matter) and in the event Seller shall fail or refuse to do so within said ten (10) business day period, Purchaser shall have five (5) business days thereafter in which to advise Seller in writing of Purchaser's election (x) to make such payments as are necessary to effect releases of such claims Seller is not prepared to cure and to proceed to Closing or (y) to terminate this Agreement in accordance with
Article XI with respect to the Facility or Facilities encumbered with such objectionable lien, encumbrance or other matter, in which case the Purchase Price shall be reduced by the amount allocated to such Facility as set forth on
Schedule 1.7 or (z) extend the Closing Date for such Facility in accordance with the provisions of Section 12.18 to enable Purchaser and/or Seller to so cure. Seller shall pay, or cause to be paid, all Monetary Encumbrances affecting or recorded against the Facilities other than the Assumed Debt. In the event that any update to any Title Commitment prior to or on the Closing Date for any Facility reveals any new matter not previously shown or disclosed on the prior Title Commitment for such Facility, then Purchaser shall have the same rights of objection, termination and extension of the Closing Date, and Seller the same obligations of cure, as set forth above. Notwithstanding the foregoing, Purchaser shall have no right to object to title to the unimproved .72 acre tract lying adjacent to the Jackson, Tennessee facility, although Purchaser may in its sole discretion elect to not take title to such unimproved tract at the Closing for the Jackson, Tennessee facility and, in such case, there shall be no reduction in the applicable Purchase Price and then such tract shall be deemed an Excluded Asset.

          (c) Purchase has completed Purchaser's environmental due diligence of the Assets and Purchaser is simultaneously herewith delivering to Seller a notice objecting to certain environmental conditions at the Assets. Seller shall have ten (10) business days from the date of Seller's receipt of such notice in which to advise Purchaser whether or not Seller will cure the same prior to Closing, and if Seller fails or refuses to do so within said ten
(10) business day period, Purchaser shall have five (5) business days thereafter in which to advise Seller in writing of Purchaser's election (x) to waive the matters to which Purchaser objected and to proceed to Closing or (y) to terminate this Agreement in accordance with Article XI with respect to the Facility identified in such Purchaser's notice, in which case the Purchase Price shall be reduced by the amount allocated to such Facility as set forth on
Schedule 1.7 or (z) extend the Closing Date for such Facility in accordance with the provisions of Section 12.18 to enable Purchaser and/or Seller to so cure the environmental condition.

     4.11 Delivery of Inventory. At the Closing for each Facility, Seller shall deliver to Purchaser by leaving at each of the Facilities all Inventory for such Facility.

     4.12 ETO Pay. Seller shall credit to Purchaser on the Closing Statement, as of the Closing Date: (a) all earned and accrued vacation pay of all Transitioned Employees (as defined in Section 5.6) for Facilities being conveyed on such Closing Date, and (b) an amount equal to fifty percent (50%) of paid sick days taken at such Facility for all employees during the twelve (12) month period prior to such Closing Date, based upon Seller's records for such period ("Estimated Sick Pay") ((a) and (b) collectively "ETO"). Seller shall deliver to Purchaser an updated schedule in accordance with Schedule 4.12 within five (5) days prior to the Closing which shall include all ETO (i) as of the most recent pay period preceding the Closing Date, and (ii) projected ETO as of the Closing Date, which shall assume no further vacation or sick days for all Transitioned Employees except for known scheduled vacation. The schedule shall list all ETO of all Transitioned Employees, including the method of calculation of the ETO and the dollar value thereof to the employees to whom the amounts are potentially owed. Purchaser shall thereafter be responsible for all such ETO to all such Transitioned Employees to the extent of the credit received from Seller at Closing.

     4.13 No Solicitation. Seller agrees, it shall not, after the date hereof and before the Closing Date (including without limitation any extended Closing Date hereunder), directly or indirectly, through any officer, director, employee, agent or otherwise solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition of all or any portion of the Assets, or any assets of or equity interest in Seller or any business combination involving Seller, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

     4.14 Final Cost Report. Seller shall prepare a final cost report for each Facility within the time frame required by law, but no later than one hundred and twenty (120) days after the Closing Date for such Facility.

     4.15 Employment Records. Except as may be prohibited by law, Seller shall make available to Purchaser its employee records relating to all employees of Seller, other than medical records. At each Closing, except as may be prohibited by law, Seller shall transfer to Purchaser the medical records for the Transitioned Employees at the respective Facilities.

     4.16 Lease Consents and Estoppels.

          (a) Seller shall use its commercially reasonable efforts to obtain from the lessors under the Facility Leases, lease estoppels substantially in the form of attached Exhibit 4.16(a)(1), which shall include statements as to the current rental rate and other amounts payable thereunder, the amounts of reserves or escrows for taxes, insurance and CapEx and other reserves or escrows, the amount of security deposits held, and certifying as to the absence of any defaults thereunder and the absence of any events which, with the passage of time, giving of notice, or both, could ripen into an event of default thereunder ("Lessor Estoppels"). Seller shall also use its commercially reasonable efforts to obtain written consent from the lessors to the assignment of the Facility Leases and other leases, and to subleases of the same to, or management agreements with, one or more affiliates of Purchaser, including the applicable lessor's written agreement that the applicable Lease will not be adversely impacted by any other agreement of Seller with lessor and any renewal options will not require the renewal of the leases relating to other facilities and shall include any consents required from any lenders holding outstanding indebtedness secured by any Facility or Real Property to the extent necessary or appropriate substantially in the form of attached Exhibit 4.16(a)(2) ("Lease Consents"). Seller shall also use its commercially reasonable efforts to obtain for Purchaser's benefit (i) subordination, non disturbance and attornment agreements from all lenders holding underlying indebtedness with respect to the Leased Facilities substantially in the form of attached Exhibit 4.16(a)(3), and
(ii) any consents required by the lenders holding the underlying indebtedness secured by the New Port Richey Leased Facility and the Assumed Debt on the Atrium Facility ((i) and (ii) collectively, "SNDAs"). The executed counterparts of all Lessor Estoppels, Lease Consents and SNDAs from all lessors and underlying lenders shall be delivered to Purchaser at least ten (10) days prior to the Closing Date for the Leased Facilities to which they relate. Notwithstanding any thing to the contrary herein, Seller shall be absolutely obligated to obtain the Lease Consent, Lessor Estoppel and, if applicable SNDA, with respect to the NPR Leased Facility. Seller shall have the right to seek the lessor's and lender's consent to the release of Seller from liability under the leases for the Leased Facilities, but such shall not be a condition precedent to the completion of Closing hereunder with respect to the Owned Facilities and the NPR Leased Facility. Purchaser shall replace any existing security deposits with any of lessors under Facility Leases at the respective Closing for such Facility, but shall not be required to provide additional security, or agree to additional lease amendments in connection with obtaining the Lessor Estoppels, Lease Consents or if applicable SNDAs.

          (b) Receipt of all Lessor Estoppels, Lease Consents and SNDAs are part of the "Required Consents" that are conditions precedent to Closing hereunder and, to the extent Seller is unable to obtain such portion of the Required Consents, the provisions of Sections 8.2 shall apply, except with respect to the NPR Leased Facility, for which Seller's obligation shall be absolute.

          (c) In the event that Seller is not released from any Facility Lease other than the Facility Lease for the NPR Leased Facility, Purchaser shall provide Seller with an indemnity as to any liability for any breach of such Facility Lease by Purchaser first arising under such Facility Lease after the Closing Date.

          (d) Seller shall use commercially reasonable efforts, in cooperation and coordination with Purchaser, to obtain the necessary lessor consents hereunder, and any other consents required under this Agreement.

          (e) Seller and Purchaser agree that at the Closing for the NPR Leased Facility, Seller shall use its commercially reasonable efforts to cause the lessor of the NPR Leased Facility (the "NPR Lessor") to enter into an amendment (the "NPR Lease Amendment") to the Facility Lease for the NPR Leased Facility (the "NPR Lease") as follows:

               (i) the NPR Lease Amendment shall provide that, absent an uncured and continuing event of default by Purchaser/Tenant after notice and cure has been provided to Tenant under the NPR Lease ("Tenant Default"), the amount that Purchaser credits Seller for any escrows or reserves held by the lender (the "NPR Lender") in connection with the outstanding indebtedness encumbering the NPR Leased Facility (the "Existing NPR Debt"), and the amount that Purchaser thereafter pays into any escrow or reserves following the assumption of the NPR Lease (such amounts credited at Closing, together with such subsequent amounts paid, collectively, "NPR Reserves") shall be available for Purchaser's use during the term of the NPR Lease to pay taxes, to make capital repairs and other uses permitted under the terms of the Existing NPR Debt, subject only to Purchaser's obligation to comply with the requirements of the NPR Lender and the NPR Lease. The NPR Lessor shall have no right in and to the NPR Reserves unless Purchaser has defaulted under the NPR Lease after notice and opportunity to cure as therein provided.

               (ii) The NPR Lease Amendment shall also provide that, unless there has been a Tenant Default under the NPR Lease, then (A) in the event the Existing NPR Debt matures, whether by its terms, by acceleration, by prepayment or otherwise ("NPR Debt Maturity"), and such NPR Debt Maturity occurs prior to or simultaneously with the expiration of the term of the NPR Lease, or (B) in all cases upon expiration or termination of the term of the NPR Lease, then the NPR Lessor shall pay to Purchaser within ten (10) days of either the NPR Debt Maturity or termination of the NPR Lease, as applicable (x) the full balance in the NPR Reserves in the event of (A) above (subject to Tenant's obligation to place reserves for taxes in escrow as required by the NPR Lessor's new lender or to pay accrued but unpaid taxes when due pursuant to the terms of the NPR Lease) OR (y) the full balance in the Tenant Reserves (defined below) in the event of
(B) above. If the NPR Lease is in the final two (2) years of the original Lease term or an extended Lease term and NPR Debt Maturity has not yet occurred, then Purchaser as tenant under the NPR Lease, shall be entitled to deposit into escrow (the "NPR Escrow") with a third party escrow agent during the final two years of the Lease term (unless Tenant sends a Renewal Notice to Landlord in which event the Lease period affected shall be the final two years of the last Renewal Period) on a monthly basis in equal installments an amount equal to the amount needed to fully amortize the full amount of the NPR Reserves (subject to proration for accrued but unpaid obligations such as real estate taxes and insurance) that are anticipated to be on deposit at the final maturity of the NPR Lease ("the Tenant Reserves"). The amount in the NPR Escrow shall be disbursed to (i) Purchaser in the event the NPR Lease is terminated at the end of the Lease term or (ii) to the NPR Lessor if the Lease term is renewed or otherwise extended beyond the Lease Term, in which case the same NPR Escrow arrangement shall be established, held and disbursed in the final two (2) years of the extension term in accordance with the foregoing provisions, unless NPR Debt Maturity has occurred and Tenant received the NPR Reserves or Tenant Reserves, as applicable, from NPR Lessor as required hereunder during such extended term. Notwithstanding the foregoing, Tenant shall at all times be obligated to pay all sums required pursuant to the NPR Loan as more particularly described in Section 3.1 of the NPR Lease. All amounts applied against the Tenant Reserves shall be deducted only from the rent described on Schedule 3.1 of the NPR Lease and shall not affect the Tenant's obligation to pay all sums required pursuant to the Loan. On receipt of a notice from Tenant to Landlord of Tenant's intent to exercise the foregoing right with respect to the Tenant Reserves, Tenant shall obtain within thirty (30) days, a written property inspection report from a qualified, unrelated third party, engineering firm approved by the servicing agent to the mortgagee, detailing whether the physical condition of the Facility has been maintained in the condition required under the NPR Lease and detailing the expected cost of any required maintenance or capital expenditures to bring the Facility into compliance with the terms of the NPR Lease. Within ten (10) days of receipt of such report, NPR Lessor shall deduct the cost of such maintenance or capital expenditure items from the amounts otherwise payable to Purchaser and adjust the amount being deposited into the NPR Escrow based on such report. NPR Lessor's obligation to pay such amounts to Purchaser/Tenant shall survive any termination or expiration of the term of the NPR Lease, unless the Lease is terminated as a result of a breach or default by Tenant.

               (iii) The NPR Lease Amendment shall further include the following: (A) Purchaser shall have no obligation to make any sinking fund payments; (B) the insurance requirements shall be modified to comply with Purchaser's existing coverage provided that such requirements satisfy the NPR Lender; (C) Section 8.1 of the NPR Lease shall be modified to provide that Purchaser shall not decrease the number of units being operated by more than 3% below the number of units at which Seller is currently operating the NPR Leased Facility, but the requirement that Purchaser shall not decrease the number of licensed beds shall remain; (D) Section 8.3 of the NPR Lease shall be modified to eliminate subsection (i) and (iii); (E) the initial term of the NPR Lease shall be extended until June 30, 2022 and the Rent set forth on Schedule 3.1 of the NPR Lease shall increase at 4% per annum, compounded annually, for the extension period; (F) Exhibit F of the NPR Lease shall be modified to require Purchaser to deliver to the NPR Lessor such financial reports and financial information as Purchaser is required to deliver to Nationwide Health Properties, Inc. ("NHP") with respect to the NHP leased properties (the "NHP Leased Properties"), and in the event that the NHP Leased Properties are excluded from this transaction then Purchaser/Tenant shall deliver to the NPR Lessor copies of such financial reports and financial information as is otherwise required pursuant to the NHP Leases in effect as of Closing; (G) Section 17 of the NPR Lease shall be deleted and a provision inserted that Purchaser shall have a limited right to assign the NPR Lease, or to sublet the NPR Facility to any entity wholly owned by and under common control with Purchaser or its parent company, without in any manner releasing Seller from liability with respect to the NPR Lease, to permit changes of control and to permit assignment of the NPR Facility provided that such proposed assignee is reasonably acceptable to the NPR Lessor, and provided that in any such instance, the NPR Lender consents to such assignment; (H) Seller shall, at the time of assumption by Purchaser of the NPR Lease, provide evidence or a legal opinion, reasonably satisfactory to Purchaser, that Purchaser is not obligated to comply with or otherwise bound by any of the terms, restrictions or provisions set forth in the Regulatory Agreement entered into by the NPR Lessor and recorded in O.R. Book 5945, Page 1432 (the "NPR Lessor Regulatory Agreement"), (I) subject to full and timely compliance by Purchaser/Tenant of its obligations under the NPR Lease, NPR Lessor shall at all times during the term of the NPR Lease comply with all its obligations under the NPR Loan, shall indemnify, defend and hold Purchaser harmless with respect to any breach or noncompliance not caused, directly or indirectly, by a Tenant Default and Purchaser shall have a right of offset against the rent described on Section

3.1 of the NPR Lease as a result of NPR Lessor's breach or noncompliance, to the extent Purchaser is damaged or incurs additional costs or expenses as a result of such breach or noncompliance; (J) Purchaser shall be granted an opportunity to negotiate the purchase of the NPR Leased Facility in good faith with the NPR Lessor prior to the Closing of the NPR Leased Facility; and (K) all of the foregoing is expressly subject to the Purchaser obtaining the consent of the NPR Lender to the foregoing.

               (iv) The Required Consents under this Agreement shall include the NPR Lender's and NPR Lessor's consent to the foregoing and the NPR Lease Amendment contemplated hereby.

     4.17 Assumed Debt, Lender Consents and Estoppels. Purchaser is assuming at Closing the existing debt listed on Schedule 1.6 for one of the Facilities, which indebtedness is held or serviced by: the United States Department of Housing and Urban Development ("HUD"), and Purchaser has agreed to pay any prepayment penalties associated with the prepayment of the indebtedness also listed on Schedule 1.6 and held or serviced by the Federal National Mortgage Association ("FNMA"), which indebtedness shall be repaid at the Closing for the Facility encumbered thereby. In addition, Purchaser has the right, but not the obligation, to assume all or any portion of the existing debt listed on Schedule 4.17, which indebtedness is held or serviced by (a) certain industrial development authorities (the "IDAs"), and (b) certain tax exempt authorities ("Tax Exempt Issuers"). The HUD indebtedness, together with any IDAs and Tax Exempt Issuers indebtedness that Purchaser elects to assume and actually assumes at Closing, are sometimes collectively referred to as the "Assumed Debt". Seller shall use commercially reasonable efforts, in cooperation and coordination with Purchaser, to obtain the necessary consents for Purchaser to assume the Assumed Debt pursuant to the terms and conditions of the Debt Documents related thereto, and to obtain estoppel letters from all such entities confirming compliance with all required obligations under the applicable Debt Documents, all in form and substance reasonably satisfactory to Purchaser. Purchaser will pay application fees and similar costs and expenses and any assumption fee with respect to the Assumed Debt up to, but not to exceed, one percent (1%) of the then outstanding balance owed under the Assumed Debt in connection with obtaining the consents of HUD, and, if applicable, the IDAs and the Tax Exempt Issuers. Seller will pay any and all pre-payment penalties, break up fees, or other costs or expenses in the event that Purchaser, in its sole discretion, elects not to assume the indebtedness or any portion thereof held by the IDA or the Tax Exempt Issuers, but Purchaser shall be responsible for prepayment penalties in connection with the FNMA indebtedness. To the extent that any fees or expenses, including any consents or assumption fees, exceed the 1% that Purchaser is obligated to pay hereunder, and Seller is unwilling to pay such excess, then Seller shall notify Purchaser within three (3) business days of notice to Seller from any lender of the requirement to pay such fees or such access fees or expenses, and Purchaser shall then have ten (10) business days thereafter in which to advise Seller in writing of Purchaser's election (i) to pay such excess fees or expenses and proceed to Closing or (ii) to terminate this Agreement as to the Facility encumbered by such Assumed Debt pursuant to Section 11.1. Receipt of all lender consents for all Assumed Debt hereunder are part of the Required Consents that are conditions precedent to Closing hereunder and to the extent Seller is unable to obtain such portion of the Required Consents, the provisions of Section 8.2 shall apply.

     4.18 Surveys. Seller shall provide to Purchaser any Licensure Surveys including without limitation reports, waivers of deficiency, plans of correction, and any other investigation reports issued with respect to the Facilities between the Effective Date and the respective Closing Date for each Facility.

     4.19 Absence of Certain Changes or Events. Seller will not cause or permit any of the following with respect to the employees at the Facilities: any new bonus, percentage compensation, service award or other like benefit, or any increase in the compensation payable or to become payable by Seller to any of its employees (except compensation granted to new employees who are hired in the ordinary course of business and then only upon terms consistent with other employees having comparable duties and experience); or any change in the method of calculating any presently existing bonus, percentage compensation, service award or other like benefit, granted, made or accrued to or to the credit of any of the employees or agents of Seller, or any increase in any employee welfare, insurance, pension, retirement or similar payment or arrangement made or agreed to by Seller pursuant to existing welfare, pension and retirement Employee Benefit Plans and arrangements, deferred compensation, or other Employee Benefit Plans.

     4.20 Tail Insurance. On or prior to Closing, Seller shall obtain tail insurance coverage in the amount of its existing insurance coverages, and lasting for a period of two (2) years after Closing, with respect to their prior operations at the Facilities, which coverage shall name Purchaser as a co-beneficiary thereunder.

     4.21 Key Employees; Non-Solicitation. Seller shall not terminate the employment of any of the employees listed on Schedule 4.21(a) ("Key Employees") without the prior consent of Purchaser. Seller shall promptly notify Purchaser of any resignation of any such Key Employees and will consult with Purchaser prior to replacing any such Key Employees. In addition, Seller for itself and on behalf of its affiliates and principals set forth on Schedule 4.21(b) (the "Restricted Parties") agrees that the Restricted Parties will not solicit any existing employees at any of the Facilities between the Effective Date and the final Closing Date hereunder, and will not solicit any Transitioned Employees for a period of two (2) years after the final Closing Date. Seller shall cause all Restricted Parties to execute and deliver written documentation evidencing such consent and agreement to be bound by the provisions hereof simultaneously herewith in the form attached hereto as Exhibit 4.21.

     4.22 COBRA Compliance. Seller shall continue to be liable and responsible for, and Purchaser shall incur no liability or responsibility with respect to, any "Continuation Coverage" (as that term is defined by COBRA Section 4980B of the Code and Section 601, et seq. of ERISA) for any employee of Seller terminated at any time prior to Closing, from and after the Closing. Purchaser specifically shall not assume, honor or accept any employee benefit plan of Seller or its parent or affiliates, including but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA and Seller shall be solely responsible for satisfying all obligations (whether arising under federal, state or local law or pursuant to contract) which may arise or which may have arisen prior to the Closing Date in connection with the employment by Seller of Seller's employees or the creation, funding, operation or termination of any of the employee benefit plans that cover any of Seller's employees.

     4.23 Capital Expenditures. Seller shall complete all capital projects as contemplated in Seller's 2005 budget, and all capital projects as needed on an emergency basis or as otherwise required to maintain the Facility or Facilities in good operating condition in a good and workmanlike manner, using materials and labor, all consistent with the remainder of the Facilities, all at Seller's sole cost and expense.

     4.24 Roof and HVAC Repair/Replacement. Seller shall use its commercially reasonable efforts to complete the roof repairs and replacement and the HVAC replacement described on Schedule 2.25 on or before the Closing for the Facility where such repairs and replacement are to be conducted. If any such repairs are not complete on or before Closing, then Seller shall assign all of its rights to the contracts listed on Schedule 2.25 to Purchaser and shall give Purchaser a credit against the Purchase Price for such Facility in the amount of an estimate of one hundred and five percent (105%) of the remaining costs owed under such contracts, which amount shall be subject to the post closing reconciliation process described in Section 10.5.

     4.25 Changes in Representations and Warranties. Without in any way expanding the obligations or liabilities of Seller under Article II hereof, Seller shall have the obligation throughout the period from the Effective Date through and including the Closing Date to give Purchaser prompt written notice of any representation and warranty, made by Seller in Article II, which becomes materially inaccurate or incorrect, to the extent Seller obtains knowledge of such inaccuracy or incorrectness.

                                   ARTICLE V.
                             COVENANTS OF PURCHASER

     Purchaser covenants and agrees with Seller that:

     5.1 Confidentiality. Purchaser will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement, all information relating to Seller, their officers and directors, and all financial statements, drawings, designs, customer and supplier lists relating to Seller received by it (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority or disclosed pursuant to an order, subpoena or demand of any governmental authority or as is necessary to be disclosed to lessors, lenders, Governmental Authorities, Purchaser and its respective representatives and third parties in order to consummate this transaction) and shall not at any time be used for the advantage of Purchaser or its representatives, except as otherwise contemplated by this Agreement, or disclosed to third parties by Purchaser or its representatives. Notwithstanding the foregoing, Purchaser may reveal to all of Seller's employees Purchaser's right to purchase the Assets and Seller and Purchaser will jointly advise any such employees that such information is to be held in strictest confidence and Purchaser and Seller will comply with the provisions of Section 12.16.

     5.2 Compliance with Laws. Purchaser shall comply in all material respects with all applicable laws, rules, regulations and requirements of all Governmental Authorities, in conjunction with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     5.3 Assumption of Contracts and Leases. Purchaser has reviewed the Contracts and, simultaneously herewith Purchaser shall give notice to Seller indicating which of the Contracts that Purchaser wishes not to assume at Closing (the "Rejected Contracts"). Hereafter, Seller shall notify all parties under the Rejected Contracts that it is terminating such Contracts on or prior to the Closing Date and Seller shall be responsible for all costs and expenses of such termination, including any costs or expenses that arise after the Closing Date in connection therewith. All other Contracts of Seller other than those that Purchaser elects not to assume, are herein collectively referred to as the "Assumed Contracts" and at Closing, Purchaser and Seller shall execute and enter into the form of assignment and assumption agreement set forth herein in Exhibit
5.3 (the "Assignment and Assumption Agreement"). In addition, Purchaser agrees to assume all the Leases set forth on Schedule 2.10, to the extent such Leases are assumable in accordance with their terms and to the extent such Leases relate to Owned Facilities and Leased Facilities acquired by Purchaser (the "Assumed Leases") and the Facility Leases for the Leased Facilities acquired by Purchaser hereunder (the "Assumed Facility Leases"), and Seller shall bear any costs and expenses of obtaining any consents to such assumption of the Assumed Contracts and the Assumed Leases, and in connection therewith, to the extent that any such consents cannot be obtained, Seller shall bear all costs and expenses of terminating such Contracts, Tenant Leases or Personal Property Leases or shall continue to satisfy such contracts or leases in accordance with their terms. All amounts payable under the Assumed Contracts, Assumed Leases and Assumed Facility Leases shall be prorated through the Closing Date pursuant to
Section 10.5.

     5.4 Patients; Patient Records. From and after the Closing Date for each Facility, Purchaser shall be solely responsible for caring for the patients and residents of such Facility in accordance with their contractual rights and in accordance with law. Purchaser understands that all of the Seller's patient and resident records are being transferred hereunder to Purchaser subject to the requirements of applicable law. Purchaser agrees to maintain all such patient and resident records for the requisite period prescribed by law, including any and all applicable federal and state regulations. In addition, Purchaser agrees to allow Seller, or Seller's agents or representatives upon reasonable advance notice and at Seller's sole cost and expense, to examine from time to time such records relating to the period of Seller's operation of the Facilities, to promptly cooperate with Seller, Seller's agents or representatives in their examination or review of such records, and to permit Seller to obtain copies thereof, upon request.

     5.5 Cooperation. Purchaser shall cooperate with Seller and provide reasonable access to records in Purchaser's possession which are required by Seller to respond to any litigation, government audit, and/or third-party payor audit, upon reasonable advance notice. Seller shall be responsible for the cost and expense of copying any records in Purchaser's possession or any costs of third parties unrelated to Purchaser (e.g. record management companies) in making the records available to Seller.

     5.6 Employment. Purchaser agrees that prior to Closing for any Facility and subject to Purchaser's normal employment screening process (i.e., background check, drug-testing, etc.), Purchaser will tender offers of employment to substantially all of Seller's employees at such Facility. Purchaser shall have no obligation to tender offers of employment to any of Seller's employees whose position is not related solely to a single Facility, such as those employees of Seller who provide managerial oversight to more than one of Seller's Facilities, any executive beyond the residence director or executive director level or any of Seller's employees who provide accounting services to the Seller as a whole. Those persons who accept an offer of employment from Purchaser are referred to herein as "Transitioned Employees."

     5.7 Consents, etc.

          (a) Commencing promptly after the Execution Date, Purchaser shall make all filings with Governmental Authorities, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all Governmental Authorities required to consummate the transactions contemplated by this Agreement, including, without limitation, filing applications to obtain the requisite licenses to operate each of the Facilities. Each party shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing. If there is a cost that must be incurred prior to Closing to resolve any conditions relating to the Assets that is required by Governmental Authorities as a result of a change of ownership survey and/or re-licensing based upon an inspection by a Governmental Authority, then Seller shall pay the cost of same. Seller shall be obligated to deliver to Purchaser upon Purchaser's request all information and documentation within Seller's control to enable Purchaser to make timely filings with the Governmental Authorities.

          (b) Purchaser shall cooperate with Seller, on a commercially reasonable basis, to obtain: (i) the Lessor Consents, Lease Estoppels and if applicable the SNDAs in connection with the assignment by Seller to Purchaser of the Facility Leases; and (ii) all necessary consents in connection with the assignment and assumption of the Assumed Debt.

          (c) The consents described in this Section 5.7 shall be referred to as "Required Consents."

     5.8 Further Documentation. Purchaser agrees that, for the two (2) year period following the last Closing Date hereunder, upon request by Seller, it will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, documents and assurances as may be reasonably required, without enlarging or extending any obligations or liability of Purchaser under this Agreement in any manner and without requiring the expenditure of funds by Purchaser, as necessary to fully consummate the transactions contemplated by this Agreement.

     5.9 Changes in Representations and Warranties. Without in any way expanding the obligations or liabilities of Purchaser under Article III hereof, Purchaser shall have the obligation throughout the period from the Effective Date through and including the Closing Date to give Seller prompt written notice of any representation and warranty made by Purchaser in Article III, which becomes materially inaccurate or incorrect, to the extent such inaccuracy or incorrectness is brought to the knowledge and attention of Purchaser.

     5.10 Licensure Inspections. Purchaser agrees that from and after any respective Closing Date, Purchaser will not affirmatively seek or request any physical plant survey or other relicensing inspection by any Governmental Authority as a result of Purchaser's application for change of ownership or change of operator, as applicable, for any Facility hereunder where such survey or inspection would not otherwise occur in the ordinary course of such application process; provided, however the foregoing shall not prohibit Purchaser from scheduling such surveys or inspections upon request of any Governmental Authority.

                                   ARTICLE VI.
                                 OTHER COVENANTS

     6.1 Accounts Receivable. Purchaser shall assume responsibility for the billing and collection of payments on account of services rendered by Purchaser at each Facility on and after the Closing Date for such Facility. Seller shall retain all rights in and title to all pre-closing accounts receivable except to the extent any portion relates in part to dates after such Closing Date. Seller agrees that it will not evict any current residents at any of the Facilities between the Effective Date and the Closing Date for such Facilities without Purchaser's prior written consent, which consent shall not be unreasonably withheld.

          Seller's pre-Closing accounts receivable shall include all amounts due Seller, whether billed or unbilled, as of the Closing Date, for all services and ancillary services or products provided to any current or former residents by Seller prior to the Closing Date.

          For payments received by Purchaser on the account of private-pay patients, Medicaid Recipient Resource patient amounts, Medicare co-pays and managed care co-pays, where the applicable remittance advice does not specify the dates of services for which payment is made, such payments shall be processed, to the extent permitted by applicable law, first to Purchaser for the current or next preceding month and any arrearages shall be credited to Seller. All payments received by Purchaser from private pay patients which specify a date of service before Closing or that are otherwise applied against Seller's pre-Closing accounts receivable for such patients, shall be remitted to the applicable Seller as payment against the applicable Seller's remaining pre-Closing receivables due from those same patients within fifteen (15) business days of its receipt thereof and any remaining amounts shall be retained by Purchaser. In addition, Purchaser shall remit to Seller within five (5) business days of its receipt thereof any third-party payor payments (Social Security, Medicaid, etc.) received by Purchaser that apply to a pre-Closing account of the resident/patient for whom the payment is made in accordance with the dates of service indicated on the remittance, together with a copy of the remittance advice. In addition, Purchaser shall remit to the Seller within five
(5) business days of its receipt thereof any repayment or reimbursement received by Purchaser arising out of cost reports filed for the cost reporting period ending prior to the Closing Date.

          Seller agrees it shall remit to Purchaser within five (5) business days of Seller's receipt thereof any payment received by Seller that pertains to the period from and after the Closing Date.

          Each party agrees that they will provide each other with any information reasonably required to enable either party to complete its billing to residents, patients and in private pay or Governmental Programs.

     6.2 Licensing Matters.

          (a) If prior to the Closing there is a cost incurred to resolve any conditions relating to the Facilities, Real Property or the Personal Property subject to and required by Governmental Authorities as a result of a survey and/or re-licensing inspection by any Governmental Authority (a "Pre-Closing Licensing Survey"), Seller shall bear all such costs. However, Seller shall have the right to control the manner in which such conditions are resolved provided such conditions are all satisfied to the satisfaction of the Governmental Authority prior to Closing. Purchaser shall not actively encourage a finding that there are any such conditions that must be resolved.

          (b) In connection with any Pre-Closing Licensing Survey and any other re-licensing matters, Seller and Purchaser agree to cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions with respect to any applications, requests, or actions that are or may be reasonable and necessary to obtain the consent of any Governmental Authority.

          (c) With respect to (i) any Pre-Closing Licensing Survey prior to Closing, and (ii) any survey or other relicensing inspection by any Governmental Authority conducted at any time during the three (3) month period after the applicable Closing Date for any Facility as a result of Purchaser's application for change of ownership or change of operator, as applicable, Seller agrees to be responsible for all citations and/or deficiencies attributable to (i) solely to pre-closing activities that violate a healthcare statute, rule or regulation (and which violation did not first occur after the Closing Date) and/or (ii) pre-closing conditions, and Seller shall correct and/or pay for such citations and/or deficiencies to the extent applicable. Seller's responsibility shall include correcting all non-compliances and/or citations, paying any and all fines, providing a Plan of Correction (prior to Closing), providing and bearing the expense for all consultants, staff, materials, supplies and equipment necessary to complete the Plan of Correction, and achieve full compliance. To the extent that such corrections cannot be completed prior to Closing, then Seller shall be required to place in escrow an amount equal to one hundred percent (100%) of the reasonable estimated cost of the corrections required in the Plan of Correction.

                                  ARTICLE VII.
                                 INDEMNIFICATION

     7.1 Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature specified in Section 7.2, Section 7.3, or Section
7.4 hereof is commenced, whether before or after the Closing, all of the parties hereto agree to cooperate and to defend against and respond thereto as required herein.

     7.2 Indemnification by Seller.

          (a) Subject to the limitations set forth in this Article VII, and the other provisions of this Agreement, Seller shall, jointly and severally, indemnify, protect, defend, exculpate and hold Purchaser, Purchaser's Permitted Assignees and their partners, directors, members, shareholders, officers, employees and agents (collectively, "Purchaser Indemnified Parties") harmless from and against, and agree promptly to defend Purchaser Indemnified Parties from and reimburse Purchaser Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, costs of investigation, reasonable attorneys' fees and other legal costs and expenses) ("Purchaser Indemnified Losses") which Purchaser Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (i) Any and all obligations of Seller of any nature whatsoever, including without limitation, all liabilities and obligations with respect to claims, damages, or injury, related to or arising out of the ownership or operation of the Real Property, the Personal Property or the Facilities prior to the respective Closing Date therefor, whether such obligation accrues or is asserted before or after such Closing Date, except the Assumed Liabilities and other such obligations as may be expressly assumed by Purchaser herein; and

               (ii) Any breach or inaccuracy in any of the representations or warranties made by Seller in or pursuant to this Agreement or in any instrument, certificate or affidavit delivered by Seller at any Closing, or from any misrepresentation in or omission from this Agreement or any Exhibit, Schedule, certificate, or other executed document furnished or to be furnished to Purchaser hereunder, excluding any breach of a representation of which one of the Purchaser representatives listed on Schedule 7.2(a) had actual knowledge as of the Effective Date.

               (iii) A failure by Seller to materially carry out, perform, satisfy and discharge any of its other covenants, agreements, undertakings, liabilities or obligations under this Agreement or as set forth in any instrument, certificate or affidavit delivered by Seller at any Closing;

               (iv) Any and all claims, including any suit action or other proceeding brought by applicable Governmental Authorities or quasi-governmental authorities against Purchaser arising from the operation and ownership of any of the Facilities by Seller before the respective Closing therefor;

               (v) All of the obligations and liabilities of Seller accruing with respect to the ownership or operation of the Facilities by Seller prior to the respective Closing therefor pertaining to overpayments made with respect to Medicaid, Medicare and other Government Program payments (an "Overpayment Obligation");

               (vi) Any and all liability or loss arising out of or relating to any failure in connection with the transactions contemplated herein to comply with the requirements of any laws or regulations relating to bulk sales or transfers; and

               (vii) Any and all claims relating to ETO made against Purchaser by a Transitioned Employee for those amounts in excess of the ETO benefit which Seller transferred to Purchaser at any Closing.

          (b) Except as provided otherwise herein, (i) in determining the amount of a Purchaser Indemnified Loss, any materiality qualifier (including, without limitation, any qualification or reference as to material, materiality or Material Adverse Change) in a representation or warranty shall be ignored, (ii) the aggregate liability of the Seller for Purchaser Indemnified Losses under this Article VII shall not exceed an amount of Five Million Dollars ($5,000,000.00) ("Seller's Cap"), and (iii) the Seller shall be liable for Purchaser Indemnified Losses only if the aggregate Purchaser Indemnified Losses exceed an amount of Fifty Thousand Dollars ($50,000) ("Seller's Basket"). The following items shall not be subject to the Seller's Basket or Seller's Cap: Sections 7.2(a)(i), (iii), (iv), (v) and
(vi).

          (c) Without in any way limiting Purchaser's rights under the indemnification set forth in this Section 7.2, if Seller does not pay Purchaser an amount claimed for a Purchaser Indemnified Loss within thirty (30) days following Purchaser's demand therefor, then such claim shall be payable out of an "Escrow Holdback" to be established as hereinafter set forth. At the Closing, Purchaser shall deposit with Title Company, as escrow agent, out of the Purchase Price the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the "Escrow Holdback"). If Seller's leasehold interest in the Leased Facilities (other than the NPR Leased Facility) is not assigned, transferred or conveyed to Purchaser, then the amount of the Escrow Holdback shall be reduced to Two Million Dollars ($2,000,000.00). Title Company shall hold the Escrow Holdback and distribute the Escrow Holdback in accordance with the terms of an Escrow Holdback Agreement to be entered into between the parties at Closing, in the form attached hereto as Exhibit 7.2(c) (the "Escrow Holdback Agreement"). The purpose of the Escrow Holdback Agreement shall be to provide readily available funds for satisfaction of a claim for a Purchaser Indemnified Loss made within twelve (12) months after the Closing Date. If, at the end of the twelve (12) month escrow period, no claim for a Purchaser Indemnified Loss is being asserted, pending or unresolved, then the Escrow Holdback (or the Escrow Holdback less any claimed amount for a Purchaser Indemnified Loss) shall be refunded to Seller.

          (d) Claims for Purchaser Indemnified Losses by Purchaser Indemnified Parties may only be brought by such Purchaser Indemnified Party if the Purchaser (or Purchaser's Permitted Assignees, if applicable) joins in making such claim, it being the parties intent that Purchaser Indemnified Parties other than Purchaser (or Purchaser's Permitted Assignees, if applicable) not have a separate and independent right to assert an indemnification claim pursuant to this Agreement unless Purchaser (or Purchaser's Permitted Assignees, if applicable) joins in making such claim.

     7.3 Indemnification by Purchaser.

          (a) Subject to the limitations set forth in this Article VII, and other provisions of this Agreement, Purchaser shall indemnify, protect, defend, exculpate and hold Seller, and their respective stockholders, partners, directors, officers, employees and agents (collectively, "Seller Indemnified Parties") harmless from and against, and agree promptly to defend Seller Indemnified Parties from and reimburse Seller Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, costs of investigation, reasonable attorneys' fees and other legal costs and expenses) ("Seller Indemnified Losses") which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (i) Any and all obligations of Purchaser of any nature whatsoever, including without limitation, all liabilities and obligations with respect to claims, damages, or injury related to or arising out of the ownership or operation of the Real Property, the Personal Property or the Facilities after the respective Closing Date therefor, except such obligations as may be expressly assumed or retained by Seller hereunder;

               (ii) Any breach or inaccuracy of any of the representations or warranties made by Purchaser in this Agreement or in any instrument, certificate or affidavit delivered by Purchaser at any Closing, or from any misrepresentation in or omission from this Agreement or any Exhibit, Schedule, certificate, or other executed document furnished or to be furnished to Seller hereunder, excluding any breach of a representation of which Seller had actual knowledge as of the date of this Agreement;

               (iii) Any failure by Purchaser to materially carry out, perform, satisfy and discharge the Assumed Liabilities or any of Purchaser's other covenants, agreements, undertakings, liabilities or obligations under this Agreement or as set forth in any instrument, certificate or affidavit delivered by Purchaser at any Closing;

               (iv) Any and all claims, including any suit, action, or other proceeding brought by applicable Governmental Authorities or quasi-governmental authorities against Seller arising from the ownership and operation of and of the Facilities by Purchaser after the respective Closing therefor; and

               (v) Any and all ETO claims made against Seller by a Transitioned Employee as to whom Purchaser received a credit against the Purchase Price for ETO pursuant to Section 10.3 hereof, but only to the extent that Purchaser failed to provide the corresponding ETO benefit which it received from Seller hereunder to such Transitioned Employee.

          (b) Except as otherwise provided herein, (i) in determining the amount of a Seller Indemnified Loss, any materiality qualifier (including, without limitation, any qualification or reference as to material, materiality or Material Adverse Change) in a representation or warranty shall be ignored, (ii) the aggregate liability of the Purchaser for Seller Indemnified Losses under this Article VII shall not exceed an amount of Five Million Dollars ($5,000,000) ("Purchaser's Cap"), and (iii) Purchaser shall be liable for Seller Indemnified Losses only if the aggregate of such Seller Indemnified Losses exceed an amount of Fifty Thousand Dollars ($50,000) ("Purchaser's Basket"). The following items shall not be subject to the Purchaser's Basket or Purchaser's Cap: Sections 7.3(a)(i), (iii), (iv) and (v).

          (c) Claims for Seller Indemnified Losses by Seller Indemnified Parties may only be brought by such Seller Indemnified Party if the Seller joins in or consents to making such claim, it being the parties intent that Seller Indemnified Parties other than Seller not have a separate and independent right to assert an indemnification claim pursuant to this Agreement unless Seller joins in making such claim.

     7.4 Notification of Claims.

          (a) A party entitled to be indemnified pursuant to Section 7.2 or 7.3 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined gives rise or will likely give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party becomes aware of such claim or demand and has made such determination; provided, however, that the Indemnified Party's failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party's rights with respect thereto except to the extent the Indemnified Party is prejudiced by the delay. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VII within thirty (30) days after the receipt of written notice thereon from the Indemnified Party, it being agreed that the Indemnifying Party need not satisfy such obligations during any period in which the Indemnifying Party is defending in good faith the applicable third party claim in the manner described hereinbelow.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 7.4(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 7.2 or 7.3, the Indemnifying Party shall have the right to either (i) pay such claim or demand or (ii) employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case reasonably in advance of the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 7.4(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to such counsel all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so.

          (c) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 7.4(b) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any Affiliate of the Indemnified Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

     7.5 Survival of Representations, Warranties and Covenants; Claims Period. All of the representations and warranties of the parties contained in this Agreement shall survive all Closings and continue in full force and effect for a period of eighteen (18) months following the final Closing hereunder. All of the other covenants of the parties contained in this Agreement to be performed after Closing shall survive the final Closing hereunder until the earlier of (i) the date such covenants are fully satisfied or (ii) five (5) years from the final Closing Date. For purposes of this Agreement, a "Claims Period" shall be the period after the final Closing Date during which a claim for indemnification may be asserted under this Agreement by an indemnified party. The Claims Periods under this Agreement shall commence on the final Closing Date and shall terminate as follows:

          (a) with respect to Purchaser Indemnified Losses arising under Section 7.2(a)(ii) with respect to any breach or inaccuracy of any representation or warranty by Seller, the Claims Period shall terminate on the date that is eighteen (18) months thereafter;

          (b) with respect to Seller Indemnified Losses arising under Section 7.3(a)(ii) with respect to any breach or inaccuracy of any representation or warranty of Purchaser, the Claims Period shall terminate on the date that is eighteen (18) months thereafter; and

          (c) with respect to all other Purchaser Indemnified Losses or Seller Indemnified Losses arising under this Agreement, the Claims Period shall continue five (5) years thereafter.

Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified as provided hereunder of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

                                  ARTICLE VIII.
                   CONDITIONS TO THE OBLIGATIONS OF PURCHASER

     Each and every obligation of Purchaser under this Agreement, except for the obligations of Purchaser to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions set forth in this Article VIII, unless waived in writing by Purchaser. In the event that all of the conditions set forth in this Article VIII are not fully satisfied on or before March 31, 2006, but the only remaining unsatisfied conditions relate to no more than four (4) Facilities and all such Facilities meet all of the requirements to constitute Deferred Facilities under Section 12.18, then Purchaser shall proceed to close on all other Facilities for which all conditions have been satisfied, and the remaining Facilities shall be Deferred Facilities subject to the provisions of Section 12.18. In the event that all of the conditions set forth in this
Article VIII are not fully satisfied on or before March 31, 2006 and the remaining unsatisfied conditions relate to more than four (4) Facilities, or relate to four (4) or fewer Facilities but all such Facilities do not meet all of the requirements to constitute "Deferred Facilities" under Section 12.18, then Purchaser shall have the right to elect among the following in Purchaser's sole and absolute discretion: (i) Purchaser may waive such conditions and proceed with the closing of all Facilities pursuant hereto, which waiver shall not prejudice any rights or remedies of Purchaser hereunder against Seller, (ii) Purchaser may extend the Closing Date hereunder for all of the Facilities until June1, 2006 or such earlier date as Purchaser shall specify in Purchaser's notice to Seller of such extension, or (iii) Purchaser may proceed to close on some, but not all, of the Facilities pursuant to the terms hereof, and to treat the remainder of the Facilities as Deferred Facilities pursuant to Section 12.18 hereof, even if such Facilities do not meet all the requirements to constitute Deferred Facilities under Section 12.18. In the event that Purchaser elects option (ii) and, on June 1, 2006, any or all conditions set forth in this
Article VIII remain unsatisfied, then this Agreement shall terminate, and the Deposits shall be returned to Purchaser pursuant to the provisions of Article IX hereof. The following constitute material conditions to Purchaser's performance hereunder:

     8.1 Representations, Warranties; Performance. The representations, warranties and covenants made by Seller herein and in the Related Documents, shall be true and correct in all material respects as of the Effective Date and at and as of the Closing, with the same effect as though made on such date. To the extent Seller notifies Purchaser during the term of this Agreement of any changes in conditions that change Seller's representations, warranties and covenants since the Effective Date, and such changes, in Purchaser's reasonable opinion, result in a Material Adverse Change to the Assets, Seller shall have the right to cause the Closing for the Facility experiencing such Material Adverse Change to be extended pursuant to Section 12.18 to enable Seller at Seller's sole cost and expense to remedy such condition or give Purchaser the right to terminate this Agreement with respect to the Facility experiencing such Material Adverse Change. Seller shall have delivered to Purchaser a certificate of Seller dated as of the Closing Date, in the form of attached Exhibit 8.1 certifying to such compliance and completion. The conditions to Closing described above shall not be deemed unsatisfied, and Seller shall not be deemed to have failed to perform or comply with or to be in breach or default of any representation, warrant or covenant in this Agreement, unless and until the condition remains unsatisfied, or the breach or default remains uncured for a period of ten (10) days following written notice of such unsatisfied condition, breach or default (as the case may be).

     8.2 Required Consents and Approvals.

          (a) Purchaser or its designee shall have obtained approvals for all licenses, agreements, certificates and other consents from third parties and Government Program agencies, including, without limitation, Medicare and Medicaid provider agreements entered into with each applicable Governmental Authority and the United States, if any, and any municipality, or other governmental agency or administrative body that authorizes or regulates the conduct of the Business at the Facilities as presently operated (individually and collectively, "Governmental Approvals"), and all other Required Consents. Seller shall cooperate to furnish all requested documentation needed for Purchaser to obtain such approvals.

          (b) Notwithstanding Section 8.2(a):

               (i) the failure to obtain the portion of the Required Consents consisting of Lease Consents, Lessor Estoppels and SNDAs shall not be a condition to the obligations of Purchaser hereunder to purchase the Owned Facilities and to lease the NPR Leased Facility, and

               (ii) if Seller has not obtained the portion of the Required Consents consisting of Lease Consents, Lessor Estoppels and SNDAs by June 1, 2006, then Seller shall grant to Purchaser a right of first refusal to purchase Seller's leasehold interest in the Leased Facilities (excluding the NPR Leased Facility) for a period of two (2) years after delivery of an executed right of first refusal. Such right of first refusal shall provide that Purchaser shall have a period of five (5) business days to match any offer which Seller is willing to accept with respect to the sale of all or any portion of Seller's interest in such Leased Facilities upon the terms and conditions set forth in a notice from Seller. If Purchaser declines to exercise such right (or fails to respond) within the foregoing time period, then Seller shall be permitted to contract for the sale of all or such portion of Seller's interest in the Leased Facilities in accordance with the terms set forth in Seller's notice and shall have a period of 180 days to complete such sale. If Seller fails to enter into a contract upon the terms and conditions offered to Purchaser, or modifies the economics of the offer as disclosed to Purchaser, or fails to consummate such transaction within the foregoing 180 day period, then Seller shall not be released or relieved of its obligations under this Section and Purchaser's rights shall remain vested.

          (c) There shall be no default, or event which with the passage of time would constitute a default under any of the Facility Leases or any of the Debt Documents relating to the Assumed Debt.

          (d) Purchaser shall have received certified copies of resolutions duly adopted by the Board of Directors of Seller's General Partner, as appropriate, approving the transactions contemplated by this Agreement.

     8.3 No Destruction or Condemnation of Property. The Facilities shall not have suffered material damage, destruction or loss unless Purchaser elects to extend the Closing Date for such Facility pursuant to Section 12.18. If after the Effective Date one or more Facilities incur damage, destruction or loss which is not material damage, destruction or loss, Seller shall be required to repair any such damage, destruction or loss (in all instances to restore such Facility to full functional status consistent with prior operations) before Purchaser shall be obligated to proceed to the Closing for such Facility and to purchase such Facility pursuant to this Agreement without adjustment in the Purchase Price unless such Facility, and the Closing Date therefor shall be extended for a period not to exceed thirty (30) days to complete such repair. For the purposes of this Section, "material damage, destruction or loss," shall mean damage to, or condemnation of, any one or more of the Facilities, the costs of repair for which exceed five percent (5%) of the allocated value to any such affected Facility as provided for in Schedule 1.7, or Three Million Dollars ($3,000,000.00) in the aggregate or which renders such Facility less than a functional structure to continue to operate the Business therein.

     8.4 No Proceeding or Litigation. No injunction, judgment, order, decree, ruling, or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that (i) prevents consummation of any of the transactions contemplated by this Agreement or (ii) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that Purchaser has not solicited or encouraged any such action, suit or proceeding.

     8.5 Title Insurance. Title to the Real Property shall be as required by
Section 4.10 above and Purchaser shall have received the title policies therein described.

     8.6 Material Adverse Change. There shall have been no "Material Adverse Change". For purposes hereof, the term "Material Adverse Change" shall mean any change or event or effect that is materially adverse to the business or financial condition of the Facilities or the portion thereof for which the Closing has not yet occurred, taken in the aggregate. Notwithstanding the foregoing, a Material Adverse Change shall not be deemed to exist if the event giving rise to such event or change was caused, directly or indirectly, by Purchaser's breach of this Agreement.

     8.7 Non-Competition Agreement. Seller and Purchaser shall execute and deliver at Closing a non-competition agreement substantially in the form of
Exhibit 8.7 ("Non-Competition Agreement") containing the following terms: from and after the Closing Date and for the period ending five (5) years after the Closing, that the Restricted Parties shall not, directly or indirectly, within a ten (10) mile radius of each of the Facilities in such Closing, own, operate or lease any skilled nursing facility, assisted living facility, independent living facility or continuing care retirement community. Purchaser shall be entitled to injunctive relief to enforce these restrictions, as Seller recognizes that these restrictions are reasonable as to territorial application and duration, that they are necessary to protect Purchaser's investment contemplated hereby, and that Purchaser will not have an adequate remedy at law in the event either of these restrictions is violated. To the extent any court of competent jurisdiction adjudicating the enforceability of this Section may deem any restriction set forth herein to be unreasonable, whether as to territory, duration, or otherwise, said restriction shall be given effect, and it is the intent of the parties hereto that said restriction shall be given effect, to the extent such court deems it to be reasonable.

     8.8 Census Requirement.

          (a) Definitions.

               (i) "Residents" shall mean all residents and patients of the Facilities pursuant to Patient Care Contracts and Resident Leases for which the Closing is occurring.

               (ii) "Weighted Average Census" shall mean the census of all the Facilities for which the Closing is occurring for the most recent month then ended, equal to the sum of the average number of Residents for the month for such Facility, as normally recorded by Seller.

               (iii) "Actual Census" shall mean the Weighted Average Census of all of the Facilities for which the Closing is occurring, determined as of ten
(10) days, or if such day is not a business day, then the next most recent business day, before Closing. No Residents shall be included for purposes of calculation of the Actual Census to the extent the Patient Care Contracts or Resident Leases for such Residents contain terms that are materially different than the terms set forth on the specimen agreements attached hereto as Schedule 2.7(b) or to the extent the rental and other sums payable thereunder are less than the average rental and other sums payable under Patient Care Contracts or Residence Leases in effect at the applicable Facility during the three (3) months preceding the Effective Date, unless such contracts or leases are identified on Schedule 2.7(b).

          (b) Requirement. The Actual Census for the Facilities for which the Closing is occurring shall not have decreased by one percent (1%) or more when compared with the Weighted Average Census for such Facilities for the same period in the prior calendar year. Attached as Schedule 8.8(b) is the Weighted Average Census for all of the Facilities for the twelve (12) months ending before the Effective Date, which Schedule shall be updated by Seller on a monthly basis until Closing by the fifteenth (15th) day of each month after the Effective Date.

     8.9 Other Agreements. Seller shall have delivered into the Closing escrow its countersigned copies of the Seller Documents.

                                   ARTICLE IX.
                     CONDITIONS TO THE OBLIGATIONS OF SELLER

     Each and every obligation of Seller under this Agreement, except for the obligations to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Seller:

     9.1 Representations and Warranties; Performance. The representations, warranties and covenants made by Purchaser herein, as supplemented by Purchaser prior to the Closing, shall be true and correct in all material respects on and as of the Effective Date and at and as of the Closing, with the same effect as though made on such date, except to the extent the same specifically relate to the date hereof or another specified date, and except for changes as permitted or contemplated by this Agreement. Purchaser shall have performed and complied with all covenants required by this Agreement and the Related Documents to be performed and complied with by Purchaser prior to the Closing. Purchaser shall have delivered to Seller a certificate of Purchaser executed by its President (and if Purchaser's nominee is a limited liability company, executed by its manager), dated such Closing Date, substantially in the form of attached Exhibit
9.1 certifying to such compliance and completion.

                                   ARTICLE X.
                                     CLOSING

     10.1 Possession. Possession of all Assets sold hereunder shall be delivered to Purchaser on the Closing Date for the portion of the Assets conveyed, and Seller shall provide notices, in form provided by Purchaser and reasonably acceptable to Seller, to Residents of such possession change if requested by Purchaser or if required by law.

          (a) Closing Documents. Seller shall deliver to Purchaser on the Closing Date, as applicable to the Facilities being conveyed on such Closing
Date:

               (i) duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit 5.3;

               (ii) duly executed Special Warranty Deeds for each Owned Facility, in recordable form and otherwise sufficient to convey such Facility to Purchaser pursuant to laws of the State in which each Facility is located, as reasonably approved by Purchaser and Title Company;

               (iii) Assignment of the Facility Lease for each Leased Facility, in the form attached hereto as Exhibit 10.1(a)(iii), and Lease Termination Agreements for the Facility Lease for the Crystal Bay Owned Facility.

               (iv) duly executed Bills of Sale, in the form attached hereto as
Exhibit 10.1(a)(iv).

               (v) such additional bills of sale and other appropriate instruments of assignment and conveyance, in form mutually but reasonably satisfactory to Purchaser and Seller, dated as of the Closing, conveying all title to the Assets, including the Personal Property, free and clear of all liens, liabilities, security interests or encumbrances except as otherwise permitted herein;

               (vi) an assignment of all intangible property necessary for the operation of the Facilities including, without limitation, documents, chattel paper, instruments, contract rights, deposit accounts, good will, going concern value, general intangibles, the right to use the trade names and lists of phone numbers, arising from or in connection with Seller's operation or use of any part of the property, including without limitation the items set forth in subparagraphs (vi) - (xi) on pages 2-3 hereof, but excluding all Excluded Assets;

               (vii) the duly executed Non-Competition Agreements in the form attached hereto as Exhibit 8.7;

               (viii) Lessor Consents, Lessor Estoppels and SNDAs for each Leased Facility to the extent not previously delivered;

               (ix) a then current rent roll certified by Seller as of such Closing Date as true, complete and accurate in all material respects, which shall include such information for the Residents as provided in Schedule 2.7(b);

               (x) to the extent not already delivered by Seller, and to the extent available, originals of all of the Leases, Contracts, Resident Contracts and Licenses;

               (xi) evidence of the authority of Seller to execute and deliver the applicable Seller Documents in order to effectuate the applicable Closing;

               (xii) an affidavit in form satisfactory to obtain the Title Insurance contemplated by Section 4.10 above, without exception for mechanic's, materialman's or other statutory liens;

               (xiii) subject to Section 4.15, employee records relating to Transitioned Employees shall remain at the respective Facility;

               (xiv) a closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation the Purchase Price, all prorations, and the allocation of costs specified herein;

               (xv) a bring-down certificate reaffirming that the representations and warranties are true and correct as of the Closing Date as modified by Section 8.1;

               (xvi) any other documents reasonably required by the title insurance company;

               (xvii) certificate and affidavit of non-foreign status in the form attached hereto as Exhibit 10.1(a)(xvii); and

               (xviii) the Amendment to the NPR Lease contemplated by Section 4.16(e) above.

          (b) Purchaser shall deliver to Seller or cause to be delivered to Seller on the Closing Date, in addition to the Deposits set forth in Section 1.4 hereof, the following:

               (i) duly executed Assignment and Assumption Agreement in the form attached as Exhibit 5.3;

               (ii) Assignment of Lease for each Leased Facility, in the form attached hereto as Exhibit 10.1(a)(iii);

               (iii) a bring-down certificate reaffirming that the representations and warranties are true and correct as of the Closing Date as modified by Section 9.1;

               (iv) a closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation, the Purchase Price, all prorations, and the allocation of costs specified herein (the "Closing Statement"); and

               (v) any other documents reasonably required by the title insurance company; and

               (vi) certified copies of resolutions duly adopted by the Board of Directors of Purchaser approving the transactions contemplated by this Agreement.

     10.2 Patient Funds. Seller shall provide Purchaser with an accounting of all funds belonging to Residents at the Facilities which are held by Seller in a custodial capacity and an accounting of all advance payments received by it pertaining to patients at the Facilities at least fifteen (15) days prior to Closing for such Facilities, subject to adjustment within fifteen (15) days following the Closing for such Facilities. Such accounting will set forth the names of the Residents for whom such funds are held, the amounts held on behalf of each Residents, and Seller's warranties that the accounting is true, correct, and complete as of the Closing Date subject to adjustment during the fifteen
(15) day period referenced above.

          At such Closing, subject to adjustment as aforesaid, Seller shall transfer such funds to a bank account designated by Purchaser and Purchaser shall, in writing, acknowledge receipt of and expressly assume all of Seller's financial and custodial obligations with respect thereto, it being the intent and purpose of this provision that, at such Closing, Seller will be relieved of all fiduciary and custodial obligation with respect to such funds and that Purchaser will assume all such obligations and be directly accountable to the Residents with respect to all funds actually received by Purchaser.

          Notwithstanding the foregoing, Seller will indemnify and hold Purchaser Indemnified Parties harmless from all liabilities, claims, and demands, in the event the amount of such funds, if any, transferred to Purchaser bank account does not represent the full amount due to the Resident as of such Closing.

     10.3 Closing Adjustments.

          (a) ETO. In accordance with Section 4.12 and Schedule 4.12, Seller shall credit all ETO to Purchaser.

          (b) Real Estate and Personal Property Taxes; Prorations. Real and personal property taxes and assessments shall be prorated as of the Closing Date for the Facility to which they relate. Said prorations shall be based on the tax year of the municipality in which the Real Property and the Personal Property are located and shall be based on the most recent available bill. Said prorations shall be made on an accrual basis with reference to the most recent available tax information with a post-closing reproration being made within thirty (30) days after Seller's receipt from Purchaser of the actual final tax bills for the applicable years. If such amounts are not paid by Seller to Purchaser, or by Purchaser to Seller, as the case may be, within thirty (30) days, then the amount owed shall accrue interest thereafter at the rate of 1.5% per month; provided, however, that in no event will interest be charged in excess of the amount permitted by applicable law.

          (c) Other Prorations. Charges for water, fuel, gas, oil, heat, electricity and other utilities, operating charges and prepaid amounts under Assumed Contracts and Assumed Leases shall be prorated as of the Closing Date for the Facility to which they relate but such amounts will not be paid pursuant to the Closing Statement but shall instead be part of the post-closing reconciliation process described in Section 10.5 below.

          (d) Estimated Costs. All payables, including accounts payable for Inventory, utilities, payroll, services, supplies, materials, etc. which accrue prior to 11:59 p.m. on each

Closing Date shall be Seller's responsibility through such Closing Date and shall be subject to the reconciliation process described in Section 10.5 below. All payables, including accounts payable for Inventory, supplies, payroll, services, materials, etc. which accrue after 11:59 p.m. on each Closing Date shall be paid by Purchaser.

          (e) Survival. This Section shall survive each Closing for a period of two (2) years.

          (f) Closing Statement Accounting. All calculations and prorations under this Section 10.3 shall be made on the accrual basis of accounting.

     10.4 Closing Costs.

          (a) At or before each Closing, Seller shall pay fifty percent (50%) of the following amounts in connection with such Closing (i) any escrow or closing charges of the Title Company, (ii) the premium for the owner's title policy issued to Purchaser including the cost of all customary endorsements for similar commercial transactions remove the Standard Title Exceptions, but excluding any other special endorsements, (iii) the costs of preparing the Surveys, and (iv) any and all sales tax, documentary, stamp tax, transfer taxes or recording fees.

          (b) At or before each Closing, Purchaser shall pay fifty percent (50%) of the following amounts in connection with such Closing (i) any escrow or closing charges of the Title Company, (ii) the premium for the owner's title policy issued to Purchaser including the cost of all customary endorsements for similar commercial transactions to remove the Standard Title Exceptions, but excluding any other special endorsements, (iii) the cost of preparing the Surveys with respect to the Facilities, (iv) any and all sales tax, documentary, stamp tax, transfer taxes or recording fees. In addition, the Purchaser shall pay the cost of any title insurance issued in favor of any lender of Purchaser, and the costs associated with any inspections and investigations conducted by Purchaser or its agents or representatives of the Assets.

     10.5 Post-Closing Purchase Price Reconciliation. Within sixty (60) days after each Closing Date, Purchaser shall deliver to Seller a revised Closing Statement setting forth detailed calculations of the prorations for those items subject to closing adjustments as set forth in Section 10.3 (the "Purchaser's Closing Statement"). If Seller does not object to the calculations of the items subject to adjustment set forth in Purchaser's Closing Statement within twenty
(20) days after receipt thereof, then the calculations set forth in Purchaser's Closing Statement shall be final and binding on the parties. If Seller objects to Purchaser's Closing Statement within twenty (20) days of the receipt thereof, then Seller and Purchaser shall appoint, and if they cannot agree, Purchaser and Seller's accountants shall appoint an independent accounting firm of certified public accountants (the "Reviewing Accountants") to review the calculations set forth on the Closing Statement. The Reviewing Accountants shall review the prorations subject to closing adjustments set forth on the original Closing Statement and compare them to the calculations of the prorations set forth on Purchaser's Closing Statement and shall either accept or reject such changes, item by item. The calculation of the prorations, as adjusted by the changes accepted by the Reviewing Accountants, shall be final and binding on the parties. On the later to occur of (i) one hundred and eighty (180) days after Closing or (ii) the expiration of any review or dispute resolution period, the parties shall pay any net amounts due to the other by wire transfer of immediately available funds. The cost of the services provided by the Reviewing Accountants shall be shared equally between Purchaser and Seller.

                                   ARTICLE XI.
                           TERMINATION AND ABANDONMENT

     11.1 Method of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time on or before any
Closing:

          (a) by mutual written consent of all of the parties hereto;

          (b) by Purchaser by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any representation, warranty or covenant contained in this Agreement, in any material respect, the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; provided, however, that if such breach cannot reasonably be cured within thirty (30) days and the Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 11.1(b) until such time as is sixty (60) days following such notice or, if shorter, for such period during which Seller shall continue to diligently seek to cure such breach during such sixty (60) day period, (B) if a Material Adverse Change has occurred, or (C) if the Closing for any of the Facilities other than any Deferred Facilities pursuant to Section 12.18 shall not have occurred on or before June 1, 2006, by reason of the failure of any condition precedent under
Article VIII hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty or covenant contained in this Agreement); and

          (c) by Seller giving written notice to the Purchaser (A) in the event the Purchaser has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of thirty
(30) days after the notice of breach; provided, however, that if such breach cannot reasonably be cured within thirty (30) days and the Purchaser is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 11.1(c) until such time as is sixty (60) days following such notice or, if shorter, for such period during which Purchaser shall continue to diligently seek to cure such breach during such sixty (60) day period, or (B) if the Closing shall not have occurred on or before June 1, 2006 for any of the Facilities other than any Deferred Facilities pursuant to Section
12.18 by reason of the failure of any condition precedent under Article IX hereof (unless the failure results primarily from Seller breaching any representation, warranty or covenant contained in this Agreement); or

          (d) by Purchaser pursuant to Section 1.4(b), Sections 4.10(b), Section 4.10(c), 4.16(b), 4.17, 12.18, Article VIII or this Article XI.

Any termination pursuant to Section 11.1(b)(C) or Section 11.1(c)(B) relating to less than all of the Facilities shall only terminate this Agreement as to such Facilities so terminated, but shall not terminate this Agreement as to the remainder of the Facilities.

     11.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 11.1 hereof, this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto, as to the Facility or Facilities for which such termination relates. Any termination relating to less than all of the Facilities as contemplated pursuant to the provisions hereof shall only terminate this Agreement as to such Facilities so terminated, but shall not terminate this Agreement as to the remainder of the Facilities. If this Agreement is terminated for any reason:

          (a) Each of the parties will redeliver all documents and other material of any other party relating to the transactions contemplated hereby to the party furnishing the same but only as relate to Facilities for which this Agreement was terminated;

               (i) All information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information, but only as relate to Facilities for which this Agreement was terminated;

          (b) Other than on the basis of a breach of this Agreement prior to its termination, no party hereto shall have any liability or further obligation to any other party to this Agreement with respect to the Facilities for which this Agreement was terminated other than the parties' respective obligations to pay costs and expenses as provided herein and those obligations set forth under the provisions of Sections 4.3(b), 4.9, 5.1, 12.4 and 12.6 hereof.

     11.3 Effect of Termination; Remedies for Default and Disposition of the Deposits.

          (a) Seller Defaults. If the transaction herein provided shall not be closed by reason of the failure of the satisfaction of the conditions benefiting Purchaser under Article VIII hereof (and not as a result of Seller's default under this Agreement), then, at Purchaser's election, (A) the Deposits shall be returned to Purchaser, and neither party hereto shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement, or (B) Purchaser may specifically enforce this Agreement; provided, that any action by Purchaser for specific performance must be commenced, if at all, within one hundred eighty (180) days of the later to occur of Seller's default or June 1, 2006, the failure of which shall constitute a waiver by Purchaser of such right and remedy. If Purchaser shall not have commenced an action for specific performance within the aforementioned time period or so notified Seller of its election to terminate this Agreement, then Purchaser's sole remedy shall be to terminate this Agreement in accordance with clause (A) above. In the event Purchaser commences an equitable action for specific performance, Seller hereby acknowledges that Purchaser does not have an adequate remedy at law and that injunctive relief and specific performance will not constitute a hardship to Seller. In addition, in the event Purchaser prevails under any action under this
Section 11.3(a), Seller shall pay to Purchaser all its cost and expenses, including reasonable attorney's fees incurred in pursuing such action.

               In the event this Agreement is terminated by Purchaser in accordance with Section 11.1(b) as a result of the Seller's breach of any representation, warranty or covenant contained in this Agreement, in addition to Purchaser's right to receive the return of the Deposits or to seek specific performance as aforesaid, the Seller shall be jointly and severally liable to the Purchaser for any damages of the Purchaser as a result of such breach.

               Nothing in this Section, however, shall be construed to limit Purchaser's rights or damages under any indemnities given by Seller to Purchaser under this Agreement (and without limiting Purchaser's rights under Section 12.5 hereof).

          (b) Purchaser Defaults. In the event that after the expiration of the Due Diligence Period, without termination of this Agreement by Purchaser, Purchaser shall not complete closing under this Agreement even though the conditions benefiting Purchaser under Article VIII hereof were satisfied, and neither party has terminated this Agreement pursuant to an express right to terminate as herein provided, and Seller is not in default hereunder, then Seller's sole remedy shall be to terminate this Agreement and to receive the Deposits or such portion thereof that remain undisbursed as of such time as full and complete liquidated damages. The parties acknowledge and agree that the amount of damages which Seller may incur as a result of such termination may be difficult to ascertain, and that the amount specified herein is a fair and reasonable estimate thereof, after which the parties shall have no further rights hereunder.

               Nothing in this Section shall be construed to limit Seller's rights or damages under any indemnities given by Purchaser to Seller under this Agreement (and without limiting Seller's rights under Section 12.5 hereof).

          (c) Disposition of the Deposits. In the event the transaction contemplated by this Agreement shall close, the Deposits shall be applied as partial payment of the applicable portion of the Purchase Price being paid at such Closing or Closings.

                                  ARTICLE XII.
                            MISCELLANEOUS PROVISIONS

     12.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties hereto with respect to any of the terms contained herein.

     12.2 Waiver of Compliance; Consent. Any failure of Seller on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant agreement or condition herein may be waived in writing by Purchaser, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.2.

     12.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by facsimile transmission (provided a copy is thereafter promptly mailed as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), or mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, if sent by personal delivery or by facsimile transmission or by overnight delivery service, or on the third
(3rd) day after mailing, if mailed):

               (a)  If to Seller, to:

                         American Senior Living Limited Partnership
                         3073 Horseshoe Drive South
                         Suite 100
                         Naples, FL 34104
                         Attention: Mr. George P. Wagner, Jr., CEO
                         Phone: (239) 262-8006
                         Fax: (239) 262-6209

                    with copies to (which shall not constitute notice):

                         Williams Mullen
                         222 Central Park Avenue
                         Suite 1700
                         Virginia Beach, VA 23462
                         Attention: Lawrence R. Siegel, Esq.
                         Phone: (757) 473-5309
                         Fax: (757) 473-0395

               (b)  If to Purchaser, to:

                         AHC Acquisitions, Inc.
                         c/o Alterra Healthcare Corporation
                         6737 W. Washington Street
                         Suite 2300
                         Milwaukee, Wisconsin 53214
                         Attention: Mark W. Ohlendorf, President
                         Phone: (414) 918-5403
                         Fax: (414) 918-5055
                    and to:

                         Brookdale Senior Living, Inc.
                         330 N. Wabash Avenue, Suite 1400
                         Chicago, IL 60611
                         Attention: Mr. Paul Froning, SVP and
                                    Chief Investment Officer
                         Phone: (312) 977-3692
                         Fax: (866) 741-4764

                    with a copy (which shall not constitute notice) to:

                         Rogers & Hardin LLP
                         2700 International Tower, Peachtree Center
                         229 Peachtree Street, N.E.
                         Atlanta, GA 30303-1601
                         Attention: Miriam J. Dent, Esq.
                         Phone: (404) 420-4608
                         Fax: (404) 525-2224

or to such other person or address as any party hereto shall furnish to the other parties hereto in writing pursuant to this Section 12.3.

     12.4 Brokers and Finders; Expenses. The parties hereto represent and warrant to each other that none of them has retained any broker or finder in connection with this transaction. Seller on the one hand, and Purchaser, on the other, each agrees to indemnify the other for any losses incurred with respect to a breach of this Section 12.4. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     12.5 Attorney's Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys' fees) incurred by such party in connection with any action, suit or proceeding to enforce the other's obligations under this Agreement.

     12.6 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Purchaser may assign the Agreement and/or its right to acquire any one or more Facilities to one or more affiliates that are either controlled or managed by Purchaser or under common control with Purchaser without the prior written consent of Seller, provided that Purchaser shall remain liable for all obligations of under this Agreement (each such affiliate a "Purchaser's Permitted Assignee"). Other than the foregoing, Purchaser may not assign this Agreement without first obtaining Seller's written consent, which may be withheld in Seller's sole discretion. Upon an assignment by Purchaser of its rights under the Agreement in accordance with this Section 12.6, Purchaser's assignee(s) shall be deemed to be the Purchaser hereunder (as it relates to the Facilities subject to such assignment) and shall be the beneficiary of all of Seller's warranties, representations and covenants in favor of the Purchaser under this Agreement. Notwithstanding anything to the contrary, Purchaser shall be permitted to assign certain representations and warranties, certain covenants and any indemnity obligation arising from such assigned representations and warranties or covenants to its affiliate(s); provided, however:

          (a) Seller shall only be obligated to pay one party in connection with any claim for indemnification with respect to a specific Facility brought for a breach of a representation and warranty and/or covenant;

          (b) Purchaser shall determine which party will receive indemnification with respect to such claim and only one (1) party shall be permitted to make such claim; and

          (c) Any such claim shall be subject to Article VII of this Agreement.

     12.7 Governing Law. This Agreement shall be governed by the laws of the State of Florida as to, including, but not limited to, matters of validity, construction, effect and performance but exclusive of its conflicts of laws provisions.

     12.8 Effective Date. All references in this Agreement to the "Effective Date" shall mean and refer to January 11, 2006; provided, however, that solely with respect to representations and warranties of Seller, the Effective Date shall mean the earlier of the actual date specified in such representation or warranty or Schedule thereto (if dated) or October 3, 2005.

     12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.10 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.11 Entire Agreement. This Agreement, which term as used throughout includes the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matters contained herein.

     12.12 Warranty of Authority. Each of the parties warrants that the persons signing on their behalf have the right and power to enter into this Agreement and to bind them to the terms of this Agreement.

     12.13 Schedules. Nothing in any Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable Schedule identifies the exception and the specific representation to which it relates with reasonable particularity and describes the relevant facts in reasonable detail. The Schedules are arranged in paragraphs corresponding to the numbered and lettered paragraphs of the Agreement to which such Schedule relates. Any fact or item disclosed on any Schedule hereto shall not be deemed by reason only of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

     12.14 Compliance with Bulk Sales Law. Subject to the indemnification of Purchaser by Seller hereunder, Purchaser hereby waives compliance by Seller with any applicable bulk sales law and any other similar laws with respect to the transactions contemplated by this Agreement.

     12.15 Reliance. The parties hereto in executing, and in carrying out the provisions of, this Agreement are relying solely on the representations, warranties and agreements contained in this Agreement or in any writing delivered pursuant to provisions of this Agreement or at the Closing of the transactions herein provided for and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

     12.16 Publicity. All pre-Closing publicity concerning the transactions contemplated by this Agreement and all notices respecting publicity shall be jointly planned, coordinated and released by and between Purchaser and Seller. Neither party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed; provided, however, that any party may make the following public disclosures (without consent of the other party): (a) if prior to Closing, any public disclosure that such party believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing party shall use reasonable efforts to advise the other party and provide them with a copy of the proposed disclosure prior to making the disclosure) or (b) if post-closing, disclosure of such of the principal terms of the transaction contemplated by this Agreement that such party elects to make. Seller acknowledges and agrees that Purchaser shall file a Current Report on Form 8-K with the Securities and Exchange Commission announcing the transactions contemplated hereby, and that Purchaser shall file this Agreement with such Current Report on Form 8-K or with a Quarterly Report on Form 10-Q. The parties acknowledge and agree that Purchaser's disclosure in Purchaser's Current Report on Form 8-K with respect to the announcement of this transaction will be as set forth on Schedule 12.16, and upon execution of this Agreement Purchaser will issue the press release attached to the Form 8-K attached as Schedule 12.16.

     12.17 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     12.18 Delayed Closing Date. If the sale or transfer of one or more Facilities cannot be timely made as of March 31, 2006 because (i) a Required Consent has not been obtained, or (ii) such Facility is subject to a material deficiency in complying with all applicable laws, rules, regulations and requirements of Governmental Authorities or Government Programs that would result in a denial of payment for new admissions or preclude new admissions or continued participation in Government Programs, or (iii) any of the conditions precedent set forth in Article VIII have not been satisfied or waived in writing by Purchaser, or (iv) any other reason whereby pursuant to this Agreement either party hereto is entitled to extend the Closing Date for such Facility and elects to do so ((i) - (iv), collectively a "Delaying Event"), then the Closing Date for such Facility shall be deemed to be extended, whereupon such Facility shall be referred to as a "Deferred Facility", and the Closing with respect to the Deferred Facility shall be delayed. Notwithstanding the foregoing, unless Purchaser waives the following conditions, in its sole discretion, this Section
12.18 shall not be operative if any of the following occurs: (i) more than four
(4) Facilities proposed to be Deferred Facilities are Owned Facilities; (ii) the allocated Purchase Price for all Facilities proposed to be Deferred Facilities exceeds twenty-five percent (25%) of the total Purchase Price, or (iii) any Facility proposed to be a Deferred Facility is on a campus, unless the other Facility is also a Deferred Facility. In the event Purchaser in its sole discretion elects to waive the foregoing conditions to the applicability of this
Section 12.18, then the parties hereto shall close on the remainder of the Facilities that do not have Delaying Events (or which have Delaying Events that Purchaser in its sole discretion elects to waive) and the Closing shall proceed with respect to such Facilities. At such Closing, the Purchase Price paid shall be net of the amounts allocated to any Deferred Facility, and the allocable portion of the Deposits shall be credited to Purchaser as a portion of the Purchase Price for the Facilities being acquired at such Closing, except Escrow Agent shall hold back 150% of the allocable portion of the Deposits for any Deferred Facility. Thereafter, the Closing with respect to any Deferred Facility pursuant to this Section 12.18 shall take place as soon as practicable after the Delaying Event for such Facility has been remedied or satisfied by Seller or waived by Purchaser, provided that all of the terms, conditions and other requirements applicable to the Closing shall have been satisfied (and remain satisfied) (including, but not limited to, any conditions precedent) with respect to such Deferred Facility, and such date will be deemed the "Closing Date" with respect to such Deferred Facility. In the event the Closing with respect to any Deferred Facility pursuant to this Section 12.18 does not occur by November 30, 2006, absent an agreement between the parties to the contrary, this Agreement shall terminate with respect to such Deferred Facility and the Purchase Price shall be reduced by the amount allocated to such Facility in the Agreement and the portion of the Deposit held by Escrow Agent for such Deferred Facility shall be returned to Purchaser, and neither party shall have any further rights or duties except as are expressly provided to survive.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

                                         AHC ACQUISITIONS, INC.,
                                            a Delaware corporation


                                         By: /s/ Kristin Ferge
                                             -----------------------------------
                                         Name: Kristin Ferge
                                               ---------------------------------
                                         Title: Vice President
                                                --------------------------------
                                         Date: January 12, 2006
                                               ------------

     FOR PURPOSES OF SECTION 4.3(B) ONLY:

                                         ALTERRA HEALTHCARE CORPORATION,
                                            a Delaware corporation


                                         By: /s/ Kristin Ferge
                                             -----------------------------------
                                         Name: Kristin Ferge
                                               ---------------------------------
                                         Title: Vice President
                                                --------------------------------
                                         Date: January 12, 2006
                                               ------------

                      [SELLER'S SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

                                     AMERICAN SENIOR LIVING LIMITED
                                     PARTNERSHIP, a Florida limited partnership

                                     By: American Senior Living, Inc.,
                                         General Partner


                                         By: /s/ George P. Wagner Jr.
                                             -----------------------------------
                                             Its: CEO
                                                  ------------------------------


                                     AMERICAN SENIOR LIVING OF FORT WALTON
                                     BEACH, FL, LLC, a Florida limited
                                     liability company

                                     By: American Senior Living Limited
                                         Partnership
                                         Its: Sole Member

                                         By: American Senior Living, Inc.,
                                             General Partner


                                             By: /s/ George P. Wagner Jr.
                                                 -------------------------------
                                                 Its: CEO
                                                      --------------------------


                                     AMERICAN SENIOR LIVING OF JACKSONVILLE,
                                     LLC, a Florida limited liability company

                                     By: American Senior Living Limited
                                         Partnership
                                         Its: Sole Member

                                         By: American Senior Living, Inc.,
                                             General Partner


                                             By: /s/ George P. Wagner Jr.
                                                 -------------------------------
                                                 Its: CEO
                                                      --------------------------

                                     AMERICAN SENIOR LIVING OF JACKSONVILLE-SNF,
                                     LLC, a Florida limited liability company

                                     By: American Senior Living Limited
                                         Partnership
                                         Its: Sole Member

                                         By: American Senior Living, Inc.,
                                             General Partner


                                             By: /s/ George P. Wagner Jr.
                                                 -------------------------------
                                                 Its: CEO
                                                      --------------------------


                                     AMERICAN SENIOR LIVING OF TITUSVILLE, FL,
                                     LLC, a Florida limited liability company

                                     By: American Senior Living Limited
                                         Partnership
                                         Its: Sole Member

                                         By: American Senior Living, Inc.,
                                             General Partner


                                             By: /s/ George P. Wagner Jr.
                                                 -------------------------------
                                                 Its: CEO
                                                      --------------------------


                                     ASL SENIOR HOUSING, LLC, a Florida limited liability company

                                     By: American Senior Living Limited
                                         Partnership
                                         Its: Sole Member

                                         By: American Senior Living, Inc.,
                                             General Partner


                                             By: /s/ George P. Wagner Jr.
                                                 -------------------------------
                                                 Its: CEO
                                                      --------------------------

                                     AMERICAN SENIOR LIVING OF DESTIN, FL, LLC, a Florida limited liability company

                                     By: American Senior Living Limited
                                         Partnership
                                         Its: Sole Member

                                         By: American Senior Living, Inc.,
                                             General Partner


                                             By: /s/ George P. Wagner Jr.
                                                 -------------------------------
                                                 Its: CEO
                                                      --------------------------


                                     ASL OF NEW PORT RICHEY, FL, LLC, a Florida limited liability company

                                     By: American Senior Living Limited
                                         Partnership
                                         Its: Sole Member

                                         By: American Senior Living, Inc.,
                                             General Partner


                                             By: /s/ George P. Wagner Jr.
                                                 -------------------------------
                                                 Its: CEO
                                                      --------------------------

                                   EXHIBIT A-1

1.   American Senior Living Limited Partnership, a Florida limited partnership

2. American Senior Living of Fort Walton Beach, FL, LLC, a Florida limited liability company

3. American Senior Living of Jacksonville, LLC, a Florida limited liability company

4. American Senior Living of Jacksonville-SNF, LLC, a Florida limited liability company

5. American Senior Living of Titusville, FL, LLC, a Florida limited liability company

6.   ASL Senior Housing, LLC, a Florida limited liability company

7. American Senior Living of Destin, FL, LLC, a Florida limited liability company

8.   ASL of New Port Richey, FL, LLC, a Florida limited liability company

                                   EXHIBIT B-1

                                OWNED FACILITIES

                                                                                                                NUMBER
                                                                                                                  OF
               FACILITY                           LOCATION                             OWNER                  BEDS/UNITS
               --------                           --------                             -----                  ----------
Atrium, (The)                           9960 Regency Square Boulevard  American Senior Living of              ALF - 115
                                        Duval County                   Jacksonville, LLC                      IL - 121
                                        Jacksonville, FL 32225

Atrium Care & Rehab, The                Atrium Way                     American Senior Living of              SNF - 84
                                        Duval County                   Jacksonville-SNF, LLC
                                        Jacksonville, FL 32225

Crystal Bay Senior Living at Sandestin  2400 Crystal Cove Lane         American Senior Living Limited         ALF - 86
                                        Walton County                  Partnership                             IL - 30
                                        Destin, FL 32541

Jackson Oaks, together with adjacent    3131 North Highland            American Senior Living Limited         ALF - 49
..72 acre tract                          Madison County                 Partnership                            IL - 129
                                        Jackson, TN 38305

Pennington Place                        202 Walton Ferry Road          American Senior Living Limited         ALF - 49
                                        Sumner County                  Partnership                             IL - 90
                                        Hendersonville, TN 37075

Roman Court Assisted Living             1168 Chilio Road               American Senior Living Limited         ALF - 80
                                        Floyd County                   Partnership
                                        Rome, GA 30161

Sheridan Senior Living                  504 Firetower Road             American Senior Living Limited         ALF - 54
                                        Laurens County                 Partnership
                                        Dublin, GA 31021

Westwood Retirement Resort and          1001 Mar Walt Drive            American Senior Living of Fort         SNF - 60
Westwood Health Care Center             Okaloosa County                Walton Beach, FL, LLC                  IL - 208
                                        Fort Walton Beach, FL 32548

                                   EXHIBIT C-1

                                LEASED FACILITIES

                                                                                                                NUMBER
                                                                                                                  OF
               FACILITY                           LOCATION                      ASL TENANT ENTITY             BEDS/UNITS
               --------                           --------                      -----------------             ----------

Cedar Springs                           2505 Spring Avenue             American Senior Living Limited         ALF - 20
                                        Morgan County                  Partnership                            ILF - 96
                                        Decatur, AL 35601

Emerald Crossings at Muirfield          7220 Muirfield                 ASL Senior Housing, LLC                ALF - 100
                                        Franklin County
                                        Dublin, OH 43017

Oakview Terrace                         7220 Baillie Drive             ASL of New Port Richey, FL, LLC        ALF - 135
                                        Pasco County
                                        New Port Richey, FL 34653

Regency of Evergreen Valley             4463 San Felipe Road           American Senior Living Limited         ALF - 134
                                        Santa Clara County             Partnership
                                        San Jose, CA 95135

Robinswood Pointe Senior Living         1640 148th Avenue S.E.         American Senior Living Limited         ALF - 82
                                        King County                    Partnership
                                        Bellevue, WA 98007

Sand Point Senior Living                1800 Harris Street             American Senior Living of Titusville,  ALF - 76
                                        Brevard County                 FL, LLC                                IL - 63
                                        Titusville, FL 32780

Southerland Place                       7701 Poplar Avenue             ASL Senior Housing, LLC                ALF - 50
                                        Shelby County
                                        Germantown, TN 38138

Southerland Place                       1414 N. Causeway Boulevard     ASL Senior Housing, LLC                ALF - 107
                                        St. Tammany Parrish
                                        Mandeville, LA 70471

Southerland Place                       14016 Turnberry Lane           ASL Senior Housing, LLC                ALF - 100
                                        Chesterfield County
                                        Midlothian, VA 23113

Victorian Manor                         105 Michelle Street            American Senior Living Limited         ALF - 55
                                        Cullman County                 Partnership                            IL - 0
                                        Hanceville, AL 35077

Windsor Place                           6677 Lancaster Pike            ASL Senior Housing, LLC                ALF - 66
                                        New Castle County
                                        Hockessin, DE 19707